AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE ___, 2001 REGISTRATION NO.___________
      ====================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                         THE NATIONWIDE COMPANIES, INC.
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

     FLORIDA                      5122                         65-0962627
------------------            -----------------           --------------------
(STATE OR OTHER               (PRIMARY STANDARD           (I.R.S. EMPLOYER
JURISDICTION OF               INDUSTRIAL                    IDENTIFICATION  NO.)
INCORPORATION OR              CLASSIFICATION
ORGANIZATION)                 CODE NUMBER)


                           4350 OAKES ROAD, SUITE 512
                              DAVIE, FLORIDA 33314
                                 (954) 584-5080
          (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                              MR. RICHARD L. LOEHR
                           4350 OAKES ROAD, SUITE 512
                              DAVIE, FLORIDA 33314
                                 (954) 584-5080
            (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)
                            ------------------------

COPIES TO:
                          MINTMIRE & ASSOCIATES
                          265 SUNRISE AVENUE, SUITE 204
                          PALM BEACH, FLORIDA 33480
                          (561) 832-5696


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement

                      -------------------------------------

IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(B) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(C) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(D) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, PLEASE CHECK THE FOLLOWING BOX. [ ]

                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
                                      Proposed
                                      Maximum         Proposed
                    Amount to be  Aggregate Price     Maximum        Amount of
Title of Shares to   registered      per Share       Aggregate     Registration
be Registered (1)        (2)            (3)        Offering Price     Fee
------------------- ------------  ---------------  --------------  -------------
  Common Stock,       1,500,000        $5.00         $7,500,000     $1,875
 $.001 par value
--------------------------------------------------------------------------------
(1) Includes a maximum of 1,000,000 shares which we propose to sell to the general public.
(2) Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c).

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

     The information in the preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sales of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                         THE NATIONWIDE COMPANIES, INC.

                              CROSS REFERENCE SHEET

(Showing  Location in the  Prospectus of  Information  Required by Items of Form
SB-2)

An asterisk(*) under "Caption in Prospectus" indicates that the answer to the item of Form SB-2 Part I is negative or inapplicable.


 I. FORM SB-2 ITEMS                                        CAPTION IN PROSPECTUS
  1.    Cover Page Information.............................     Front Cover Page
  2.    Inside Front and Outside Back Cover Pages
         of Prospectus.....................   Front Cover Page & Back Cover Page
  3.    Summary Information and Risk Factors
               ......................        Prospectus Summary and Risk Factors
  4.    Use of Proceeds..........................................Use of Proceeds
  5.    Determination of Offering Price...............................         *
  6.    Dilution....................................................    Dilution
  7.    Selling Security Holders........................    Selling Shareholders
  8.    Plan of Distribution............................... Plan of Distribution
  9.    Legal Proceedings....................................  Legal Proceedings
 10.   Directors, Executive Officers, Promoters
         and Control Persons........................................  Management
 11.   Security Ownership of Certain Beneficial
         Owners and Management....................        Principal Shareholders
 12.   Description of Securities..................     Description of Securities
 13.   Interest of Named Experts and Counsel...        Legal Matters and Experts
 14.   Disclosure of Commission Position on Indemnification
         for Securities Act Liabilities
             .....................     Certain Provisions of Florida Law and The
                                  Company's Articles of Incorporation and Bylaws
 15.   Organization Within Last Five Years
             ........ .....       Certain Relationships and Related Transactions
 16.   Description of Business.................................      The Company
 17.   Management's Discussion and Analysis or
         Plan of Operation
             .......   Management's Discussion and Analysis or Plan of Operation
 18.   Description of Property.......................     The Company's Property
 19.   Certain Relationships and Related Transactions
             ..................   Certain Relationships and Related Transactions
 20.   Market for Common Equity and Related Stockholder Matters
          ..........   Market for Common  Equity and Related Shareholder Matters
 21.   Executive Compensation....................         Executive Compensation
 22.   Financial Statements............................ .   Financial Statements
 23.   Changes In and Disagreements With
         Accountants on Accounting and Financial
         Disclosure.....................       Changes In and Disagreements With
                              Accountants on Accounting and Financial Disclosure

 PART II  INFORMATION NOT REQUIRED IN PROSPECTUS
 24.  Indemnification of Directors and Officers
          ...........................  Indemnification of Directors and Officers
 25.  Other Expenses of Issuance and Distribution
          .....................     Other Expenses of Issuance and  Distribution
 26.  Recent Sales Of Unregistered Securities
          .............................  Recent Sales of Unregistered Securities
 27.  Exhibits..................................................        Exhibits
 28.  Undertakings..................................................Undertakings

                         THE NATIONWIDE COMPANIES, INC.

          Maximum 1,000,000 shares of Common Stock @ $5.00 ($5,000,000)
          Minimum of 100,000 shares of Common Stock @ $5.00 ($500,000)
             500,000 shares of Common Stock by selling shareholders.



Company Information

     THE NATIONWIDE COMPANIES, INC., a Florida corporation ("Nationwide" or the "Company"), is making this offering of 1,000,000 shares of common stock (the "Shares") on a best-efforts, self-underwritten, minimum-maximum basis (the "Offering").

     The Company intends to sells a range of benefit packages and diversified products through independent marketing directors and associates located throughout the United States. (See "The Company" described herein) We intend to qualify our shares for quotation on the OTC Bulletin Board concurrently with the date of this prospectus.

     The Company's principal executive offices are located at 4350 Oakes Road, Suite 512, Davie, FL, 33314; and its telephone number is (954) 584-5080, and its facsimile number is (954) 584-0400.

Terms of the Initial Offering Period

     The initial offering period will from 6 to 18 months from the date listed in this prospectus unless it is terminated earlier.

     During the initial offering period, we will sell shares at $5.00 per share with the minimum purchase being $25,000 (5000 shares). Since there is no selling commission, all proceeds from the sales will go to us.

     This offering is being made on a self-underwritten basis by us through our principal, Richard L. Loehr, without the use of securities brokers. All proceeds from the sale of shares will be held in an attorney escrow account maintained by Mintmire & Associates, Palm Beach, Florida.

     If we do not sell a minimum of 100,000 shares during the initial offering period, we will return all money from shares sold without interest.


Additional Shares Being Offered

     The selling stockholders that the Company identifies in this Prospectus are offering an additional 500,000 Shares. Nationwide will not receive any of the proceeds from any sales of Shares by the Selling Shareholders.( See "Plan of Distribution," "Risk Factors" and "Selling Shareholders.")

     Each of the Selling Shareholders may offer and sell from time to time shares of Nationwide's Common Stock directly or through broker-dealers or underwriters who may act solely as agents, or who may acquire shares as principals. The price to the public and the net proceeds to the Selling Shareholders from the sale of the shares will depend on the nature and timing of the sales and therefore will not be known until the sales are actually made.

IMPORTANT INFORMATION

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NO ONE IS AUTHORIZED TO GIVE ANY INFORMATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THIS OFFERING AND, IF GIVEN, YOU SHOULD NOT RELY ON THIS INFORMATION. THIS PROSPECTUS SHOULD NOT BE CONSIDERED AN OFFER TO ANY PERSON TO WHOM SUCH AN OFFER WOULD BE UNLAWFUL.

CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 5 OF THIS PROSPECTUS.
         =============================================================

                   PRICE TO       UNDERWRITING DISCOUNTS     PROCEEDS TO
                   PUBLIC(1)      AND COMMISSIONS               COMPANY(2)
--------------------------------------------------------------------------------

Per Share........   $5.00             -0-                     $5.00
--------------------------------------------------------------------------------
Total Minimum....   $500,000          -0-                     $500,000
--------------------------------------------------------------------------------
Total Maximum....   $5,000,000        -0-                     $5,000,000

=========================================================
(1) During this Offering Period, there is a $25,000 minimum.
(2) The Shares are being self-underwritten. There is no selling commission. Potential investors are advised that an investment in its Shares of the Company is subject to the following considerations, among others:

* Direct Sales Companies can be speculative and volatile and involve significant risks, including those discussed in "Risk Factors."
* Certain conflicts of interest exist in the management of the Company. (See "Conflicts of Interest.")
* The success of the Company is dependent on its management. (See "The Company - Management" and "Risk Factors - Reliance on Management.")


Do not assume all information in this prospectus is correct or will continue to be correct in the future on the basis of its delivery or any sale made from it.

                 THE DATE OF THIS PROSPECTUS IS JUNE ____ , 2001

                               PROSPECTUS SUMMARY

This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors including those set forth under "Risk Factors" and elsewhere in this Prospectus.


The following information is selective and qualified in its entirety by the detailed information (including financial information and notes thereto) appearing elsewhere in this Prospectus. This summary of certain provisions of the Prospectus is intended only for convenient reference and does not purport to be complete. The entire Prospectus should be read and carefully considered by prospective investors before making a decision to purchase the Company's Common Stock.

THE COMPANY

The name of our company is THE NATIONWIDE COMPANIES, INC. f/k/a Focus Financial Group, Inc. We were incorporated under the laws of the State of Florida on November 18, 1999. We commenced operations as a developmental stage company and had no revenues from inception until consummating our merger with Team Nationwide, Inc., a Florida corporation, on January 8, 2001 which merger had a December 28, 2000, effective date. Until this merger our activities had been limited to actions related to our organization. For the fiscal year 2000 we operated as a "shell" company conducting virtually no business operations, other than our efforts to seek a merger partner or acquisition candidate. Until our merger we had no full time employees and owned no real estate.

On January 8, 2001, Focus Financial Group, Inc. n/k/a The Nationwide Companies, Inc., a Florida corporation (the "Company"), and The Nationwide Companies, Inc. n/k/a Team Nationwide, Inc., a Florida corporation, and the individual holders of all of the outstanding capital stock of The Nationwide Companies, Inc. (the "Holders") consummated a reverse acquisition (the "Reorganization") pursuant to a certain Share Exchange Agreement ("Agreement") of such date with an effective date of December 28, 2000. Prior to the Agreement the Company's sole officer and director cancelled 300,000 shares of common stock in her name and returned them to the Company's Treasury. Total issued and outstanding stock immediately prior to effecting the Agreement was 500,000. Pursuant to the Agreement, the Holders tendered to the Company all issued and outstanding shares of common stock of The Nationwide Companies, Inc. in exchange for 2,000,000 shares of Common Stock of the Company. Total issued and outstanding stock after effecting the Share Exchange Agreement is 2,500,000. The Company also announced simultaneously with the closing of the Agreement the approval of an amendment to its Articles of Incorporation changing the name of the Company from Focus Financial Group, Inc. to The Nationwide Companies, Inc. The reorganization is being accounted for as a reverse acquisition.

Simultaneously with the closing of the Reorganization, the then officer and director of the Company tendered her resignation in accordance with the terms of the Agreement. Prior thereto Richard L. Loehr was appointed to serve on the Board of Directors of the Company (the "Board"). The Board subsequently appointed Richard L. Loehr, Chief Executive Officer and President, Lynda M. Davis, Vice-President and Secretary, Douglas Borr, Vice-President and Carol Boozer, Vice-President and Treasurer.

Copies of the Agreement are filed herewith as Exhibit 4.2, and are incorporated herein by reference. The foregoing descriptions are qualified in their entirety by reference to the full text of such agreements.

As part of our Reorganization, we have adopted a new business plan which is described in greater detail below.

Our principal offices are located at 4350 Oakes Road, Suite 512 Davie, Florida 33314 and our telephone number is: (954) 584-5080.

SELLING SHAREHOLDERS

We have prepared this prospectus to allow the selling stockholders listed on page 19, to sell up to 500,000 shares of our common stock. Nationwide will not receive any of the proceeds from any sales of these securities.

Each of the Selling Shareholders may offer and sell from time to time shares of Nationwide's Common Stock directly or through broker-dealers or underwriters who may act solely as agents, or who may acquire shares as principals. The price to the public and the net proceeds to the Selling Shareholders from the sale of the shares will depend on the nature and timing of the sales and therefore will not be known until the sales are actually made.

SECURITIES OFFERED BY THE COMPANY

The maximum amount of shares offered: 1,000,000 shares at $5.00 per share, or $5,000,000. The minimum amount of shares offered: 100,000 shares at $5.00 per share, or $500,000.

OFFERING PERIOD(S)

Initial: We will begin to sell shares on the date listed on the cover of this prospectus. During this initial offering period, we may continue to offer shares from 6 to 18 months. This initial offering period will break escrow once a minimum of $500,000 in shares is sold. If the minimum $500,000 in shares is not sold, we will return all proceeds to the investors without interest.

Continuous: If we do not sell the minimum $500,000 in shares during the initial offering period, we will update this prospectus and continue the offering for up to 24 months from the date this prospectus is issued. During this continuous offering period, we will sell subscriptions for shares at $5.00 per share until a market develops for the shares.

PROCEEDS HELD

Proceeds from these sales will not be paid to the company until the $500,000 minimum in sales is achieved. Investors are reminded that, given the six(6)-month duration of the initial offering period, investments may be held in escrow until the end of the initial offering period, and as extended. There is no assurance that interest will be earned on the funds in the escrow account. Even if interest is earned, it will not be distributed to investors.

MINIMUM SUBSCRIPTION

The minimum purchase is $25,000.

RISKS AND CONFLICTS OF INTEREST

This investment involves substantial risks. Risks inherent in investing in the company are discussed under "Risk Factors."

PLAN OF DISTRIBUTION

The shares are being offered directly by Richard L. Loehr, our President and Chairman.

APPLICATION OF PROCEEDS

The proceeds of the offering are expected to be used to continue business operations and expand the scope of the business. In the event we receive more than the $500,000 minimum, we intend to be more aggressive in implementing our business model.

                             Summary Financial Data


The following is a summary of the financial data contained in this prospectus. This information reflects the our operations for the period from inception to March 31, 2001 are derived from, and are qualified by reference to, the financial statements of the Company which have been audited by Robert Jarkow, CPA, independent certified public accountant. The information below should be read in conjunction with the consolidated Financial Statements and Notes thereto included in this Prospectus. The Company's historical operating results are not necessarily indicative of the results of any future period.

                                 First Qtr Ended      Year Ended      Development Stage
                                 March 31, 2001       December 31,   November 18, 1999
                                                            2000       (Inception) to
                                                                      December 31, 1999

STATEMENT OF OPERATIONS
Revenues                           $1,212,089         $6,146,752       $2,065,549-
Net Income(loss)                   $  (69,051)        $  528,829      ($1,084,705)
Net Income(loss)per share          $  ($0.028)        $   ($0.21)      $   ($0.43)
Number of Shares used in            2,500,000          2,500,000        2,500,000
calculation of net loss
per share (2)


                                       As of the first Quarter
BALANCE SHEET DATA                          March 31, 2001

Working Capital (deficit)                       ($555,876)
Total Assets                                   $5,679,742
Total Shareholder's Equity(deficit)             ($511,194)
-------------------------------------------------------------
(2) Cumulative totals on a consolidated basis for development stage operations of the Company from November 18, 1999(date of inception) to March 31, 2001. The Company did not have operations other than legal activities relating to its formation until our merger with, Team Nationwide, Inc., a Florida corporation, on January 8, 2001, which merger was effective as of December 28, 2000.


                                  RISK FACTORS



An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors in evaluating our business before purchasing any of our common stock. If any of these risks, or other risks not presently known to us or that we currently believe are not significant, develops into an actual event, then our business, financial condition and results of operations could be adversely affected. If that happens, the market price of our common stock could decline, and you may lose all or part of your investment.



WE DEPEND ON OUR PRESIDENT AND OTHER MANAGEMENT PERSONNEL TO OPERATE AND GROW.

We believe the efforts of our executive officers and other management personnel, including Richard L. Loehr, our president and Chief Executive Officer are essential to our operations and growth. The loss of the services of Mr. Loehr and others would materially adversely affect us. We do not carry key-man life insurance on any such individuals.

WE HAVE HAD SIGNIFICANT LOSSES AND MAY NOT BE ABLE TO CONTINUE TO SUCCESSFULLY EXPAND OUR REVENUES AND REMAIN PROFITABLE.

For the years ended December 31, 2000 and 1999, we had net income of $528,829 and a net loss of ($1,084,705) respectively on revenues of $6,392,752 for the fiscal year 2000 and revenues of $2,065,549 for the fiscal year 1999. We cannot assure you that we can continue to generate net income and increase revenues or successfully expand our operations in the future. We are subject to all of the problems, expenses, delays and other risks inherent in a business with a relatively short history of operations and in a business seeking to expand its operations. Therefore, we cannot predict with certainty the success or failure of our future operations.

OUR ENTRY INTO NEW LINES OF BUSINESS COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS

If we attempt to develop new business lines outside of our present lines, that effort could have a material adverse effect on our results of operations. Our efforts in developing new line of business services and products involve inherent risks, including risks associated with inexperience and competition from mature participants in the markets we enter. Our inexperience may result in costly decisions that could have a material adverse effect on our business, financial condition and results of operations.


OUR SUCCESS DEPENDS ON OUR PROPOSED EXPANSION PLANS.

Our expansion plans are based primarily upon increasing our existing sales and the offering of additional lines of business. Our growth will depend, in part, upon the development of new business lines which will be dependent upon a number of factors:

-    our ability to identify and acquire suitable alternative business lines;

-    our ability to finance the expansion of sales and future business lines;

-    achieving market acceptance of our business lines;

-    regulatory constraints;
     our  ability  to  market  and  provide  additional   business  lines  on  a
     cost-effective basis; and whether anticipated performance levels of new business lines will be achieved.

Many of the factors required for the new business lines to succeed will be beyond our control. These include, but are not limited to, the effectiveness of our marketing efforts in the sale of our products.

Our growth depends to a significant degree on our ability to carry out our proposed expansion program. We cannot assure you that we will be able to hire, train and integrate employees, and adapt our management, information and other operating systems, to the extent necessary to grow in a profitable manner. In addition, the costs associated with our planned expansion may be significantly greater than anticipated and may have a materially adverse impact upon our results and prospects. If our plans for expansion are not successful, there could be a material adverse effect on our business.


OUR SUCCESS DEPENDS ON THE MARKET ACCEPTANCE OF OUR BUSINESS LINES.

We do not believe that the market for products related to many of our business lines, subject to certain limited exceptions, is either well-developed or has an established history. We believe that, as is typical in an undeveloped industry, demand and market acceptance for the business lines that we intend to market will be subject to a high level of uncertainty. We do not intend to conduct any formal marketing or other concept feasibility studies to predict the commercial viability of our concepts. We have limited financial, personnel and other resources to undertake marketing activities. Due to the undeveloped markets for many of our business lines and the lack of significant funds for acquisitions and marketing, we cannot assure you that substantial markets will develop and, if so, whether we can exploit them profitably.


OUR DEPENDENCE ON A LIMITED NUMBER OF SUPPLIERS AND AFFILIATED COMPANIES MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

We do not intend to produce our own private label business lines since we believe that the availability of existing and highly visible business lines from third parties on a contract basis is adequate to meet our needs. We maintain no existing contractual commitments or other arrangements for the future access to various business lines. Rather, we place orders for various business lines as required based upon requests from our Independent Marketing Directors and Associates. Should these relationships with our suppliers and affiliated companies terminate, our supply and ability to meet consumer demands will be adversely affected.


WE FACE SIGNIFICANT COMPETITION FROM MORE ESTABLISHED COMPANIES.

Automotive sales and services, healthcare products and services, nutritional supplements, personal care products, telecommunications, travel, life and medical insurance and financial services are highly competitive, and we expect competitive pressures to continue. In the nutritional supplement line, we compete on a regional basis directly with specialty health retailers and also with mass merchandisers such as drug stores and supermarkets. Many of our competitors are larger and have greater resources than us. Our future performance will be subject to a number of factors beyond our control, including any future economic downturns and any cyclical variations in the retail market for vitamin, mineral and other alternative health care related products, as well as the publication of positive or negative product safety and efficacy studies by the U.S. Department of Health and Human Services and other health and medical authorities.

We also compete intensely with other direct sales companies in the recruitment of IMD's, of which there are many such companies. Some of the largest of these are Market America., Nature's Sunshine, Inc., Herbalife International, Inc.,
Amway n/k/a Alticor, Inc., Rexall Sundown, Inc., Nu Skin and Excel Communications. Each of these companies is substantially larger than us and has significantly greater financial and personnel resources.


REGULATORY CHANGES MAY IMPOSE SIGNIFICANT RESTRICTIONS AND ADDITIONAL COSTS OR OTHER BURDENS ON OUR BUSINESS.

The processing, formulation, packaging, labeling and advertising of our alternative health care products is subject to regulation by one or more federal agencies, including the FDA, the Federal Trade Commission (the "FTC"), the Consumer Product Safety Commission and the United States Department of Agriculture and the Environmental Protection Agency. These activities are also regulated by various agencies of the states and localities. The FDA, in particular, regulates the advertising, labeling and sales of vitamin and mineral supplements if the FDA believes they are unapproved drugs or food additives rather than food supplements. Compliance with the rules and regulations of such agencies is complex and entails continued diligence. In addition, the Compliance Policy Guide issued by the FDA establishes the manner in which homeopathic drugs are regulated. The Compliance Policy Guide provides that homeopathic drugs may only contain ingredients that are generally recognized as homeopathic. Compliance with the Compliance Policy Guide requires detailed scrutiny and diligence.

Direct selling activities are regulated by various governmental agencies. These laws and regulations are generally intended to prevent fraudulent or deceptive schemes. Such schemes, often referred to as "pyramid" or "chain sales" schemes, often promise quick rewards for little or no effort, require high entry costs, use high pressure recruiting methods and/or do not involve legitimate products.

We cannot determine the effect that future governmental regulations or a administrative orders may have on our business. Moreover, governmental regulations in countries where we plan to commence or expand operations may prevent, delay or limit market entry of certain products or require the reformulation of such products. Regulatory action, whether or not it results in a final determination adverse to us has the potential to create negative publicity, with detrimental effects on the motivation and recruitment of associates and, consequently, on our possible future sales and earnings.


WE ARE DEPENDENT UPON OUR INDEPENDENT MARKETING DIRECTORS & ASSOCIATES.

We distribute our business lines exclusively through independent marketing directors. IMD agreements are voluntarily terminable by the associates at any time. Our revenue is directly dependent upon the efforts of these independent marketing directors, and any growth in future sales volume will require an increase in the productivity of these IMDs and/or growth in the total number of IMDs. As is typical in the direct selling industry, there is turnover in IMDs from year to year, which requires the training of new IMDs by the Company and existing IMDs to maintain or increase the overall associate force and motivate new and existing IMDs. There may be seasonal decreases in IMD activity and product sales in some of the areas in which we operate because of local holidays and customary vacation periods. The size of the IMD force can also be particularly impacted by general economic and business conditions and a number of intangible factors such as adverse publicity or the public's perception of our products, product ingredients, our associates or direct selling businesses in general. We cannot assure you that the number or productivity of our IMDs will be sustained at current levels or increased in the future.


WE MAY BE AFFECTED BY ADVERSE PUBLICITY.

The size of the distribution force and the results of our operations can be particularly impacted by adverse publicity regarding us, or our competitors, including the legality of direct sales, the quality of our products and product ingredients or those of our competitors, regulatory investigations of us or our competitors and their products, associate actions and the public's perception of our associates and direct selling businesses generally. We cannot assure you that such adverse publicity will not have a material adverse effect on our ability to attract and retain customers or IMDs, or on our results from operations or financial condition generally.

WE MAY NOT BE ABLE TO SUCCESSFULLY DEFEND OUR TRADEMARKS

We may not be able to defend successfully our legal rights in our trademarks. Our failure to protect our legal rights to our trademarks from improper appropriations or otherwise may have a material adverse effect on our business.


OUR INSURANCE MAY NOT BE SUFFICIENT

The offering of alternative health care products exposes us to the possibility of personal injury, product or other liability claims. We carry general liability insurance in the amount of $1,000,000 per occurrence limit and $1,000,000 in the aggregate, including product liability insurance. A successful claim against us which exceeds, or is not covered by, our insurance policies could have a material adverse effect on us. In addition, we may be required to expend significant resources and energy in defending against any claims.


WE DO NOT INTEND TO PAY DIVIDENDS.

We have not paid any cash dividends on our common stock to date and we do not anticipate declaring or paying any cash dividends in the foreseeable future. In addition, future financing arrangements, if any, may preclude or otherwise restrict the payment of dividends.


LACK OF PUBLIC MARKET

There has been no trading market for the Shares and none is anticipated to develop in the near future. It is unlikely that a trading market will develop in the near term or that, if developed, it will be sustained. In the event a regular public trading market does not develop, any investment in the Company's Common Stock would be highly illiquid. Accordingly, an investor in the Shares may not be able to sell the Shares readily, if at all.


PENNY STOCK REGULATION

Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. If the Company's common stock becomes subject to the penny stock rules, investors in this offering may find it more difficult to sell their shares.


SELF-UNDERWRITTEN OFFERING

This Offering is self-underwritten by the Company's President and director and potential investors should give careful consideration to all aspects of this Offering before any investment in the Company is made. Due to the absence of an underwriter, no due diligence examination has been performed in conjunction with this offering as would have been performed in an underwritten offering.


MATERIAL BENEFITS TO MANAGEMENT AND PRINCIPAL SHAREHOLDERS

The present stockholders of the Company have acquired a substantial controlling interest at a cost substantially below the offering price. Accordingly, purchasers of the shares offered hereby, will bear most of the risk of loss although control of the Company will be maintained absolutely by the existing stock holders by virtue of their percentage stock ownership.


WE HAVE A HISTORY OF NET LOSSES AND MAY REQUIRE ADDITIONAL FINANCING.

Since inception, we have net losses; however, as of the fiscal year ending December 31, 2000, we have net income on a consolidated basis of $528,829. We cannot assure you that we can continue to realize net income and generate increased revenues at the same or similar rate as in the immediate past and/or to successfully expand our operations in the future. Moreover, as of the three months ended March 31, 2001 we experienced a net loss of ($69,051) as compared to a net loss of ($118,892) for the three months ended March 31, 2000. This net loss resulted even though revenue for the three months ended March 31, 2001 was $1,061,548 as compared to $294,371 for the three months ended March 31, 2000.

Our ultimate success in fully implementing our business model and meeting our cash flow obligations is dependent on our ability to continue to recognize increased receivables in the form of associates fees. Although the Company believes it will continue to receive increased associates fees there can be no assurances. In the event that the Company does not recognize increased associates fees the Company may need to raise additional capital, as to which there can be no assurances. The Company currently has a positive cash and cash equivalents balance as of the quarter ending March 31, 2001 of $1,908,094. We feel that our present capital is sufficient to meet our operating cash flow needs through March 31, 2002 in the event the Company's cash flows from operating, investing and financing activities are insufficient to meet the expected operating obligations of the Company as they come due.

In the event that cash from operations and other available funds prove to be insufficient to fund our anticipated operations, we may seek additional financing. There can be no assurance that, if additional financing is required, it will be available on acceptable terms, or at all. Additional financing may involve substantial dilution to the interests of our then-current shareholders.


                                 Use of Proceeds

Net proceeds from the sale of the shares of common stock are estimated to be $ 4,965,050 if the $5,000,000 maximum number of shares is sold and $ 465,050 if only the $500,000 minimum number of shares is sold. We, will not receive any money from the sales of shares by the selling shareholders.

These proceeds will be used to finance the expansion of our activities as well as for general business purposes. In the event only the minimum sales are made, we will concentrate our efforts primarily on expanding our lines of credit and providing collateral for fleet financing. In the event that more than the minimum is sold, we intend to also develop company operations, personnel and projects. None of the estimates or include income from revenue. We anticipate receiving income from our day-to-day operations, but there can be no assurance that this income will be enough to generate a positive cash flow before the sales from this offering are expended.


     Gross Proceeds (1)

                                 $500,000                       $2,550,000                    $5,000,000
                                 --------                       ----------                    ----------
                       Dollar Amount   Percentage         Dollar Amount  Percentage     Dollar Amount  Percentage
                       -------------   ----------         -------------  ----------     -------------  ----------
Offering Expenses            $34,950         6.99%            $34,950        1.37%        $34,950        .70%

Financing and
Funding                      442,550        88.51%           2,400,300     94.13%        4,740,050      92.01%

Working Capital              22,500          4.50%            114,750       4.50%         225,000        4.50%
                             ------          -----            -------       -----         -------        -----

Gross Proceeds               500,000         100%            2,550,000      100%         5,000,000       100%
                             =======         ====            =========      ====         =========       ====

Less Offering
Expenses                     34,950                           34,950                      34,950
                             ------                           ------                      ------

Net Proceeds               $465,050                         $2,515,050                  $4,965,050
                           ========                         ==========                  ==========
------------------------------

(1) We project that we will pay $150,000-$175,000 of capital received from this offering for employee salaries (and thus from 35% at the minimum offering to 3.50% at the maximum).

We reserve the right to change the application of proceeds depending on unforeseen circumstances at the time of this offering. The intent is to implement our business plan to the fullest extent possible with funds raised in this offering.

     Capitalization

The following table shows the capitalization as of March 31, 2000 and the pro forma capitalization on the same date. This information reflects the sale of the 100,000 shares offered for estimated net proceeds of $4.65 per share. This information also indicates the sale of 1,000,000 shares offered for estimated net proceeds of $4.96 per share.

                                                                                As Adjusted

                                                          Actual      Minimum      Maximum
Shareholders' equity
Common stock, $.001 par value; 10,000,000 Shares
authorized; 2,500,000 Shares issued and outstanding;
100,000 (Minimum) and 1,000,000 (Maximum) Shares to
be issued and outstanding, as adjusted                     $2,500      $2,600      $3,500

Additional Paid-in capital                                 42,182      507,132    5,006,232

Deficit accumulated during the development stage         (624,927)    (624,927)   (624,927)

Total Shareholders' deficit and total capitalization    ($580,245)   ($115,195)  $4,384,805


     Dilution

The following table shows the percentage of equity the investors in this offering will own compared to the percentage of equity owned by the present shareholders and the comparative amounts paid for the shares by the investors as compared to the total consideration paid by the present shareholders of the company.


     Dilution for $500,000 Offering


Initial public offering price per Share (1)                   $5.00    (100.0%)

Net tangible book value per Share before offering             (0.24)   (- 4.8%)
Increase per Share attributable to new Shareholders            0.19    (  3.8%)

Pro forma net tangible book value per Share after offering   ($0.05)    (-1.0%)
                                                             -----------------
Total dilution per Share to new Shareholders                  $5.05    (100.1%)
                                                              =====

                   Shares Purchased                 Total Consideration
                                                                 Average Price
                  Number     Percent          Amount   Percent   Per Share
Existing Shares  2,500,000    96.15           44,682    8.20      0.0179

New Shares        100,000      3.85           500,000   91.80      5.00
                  -------      ----           -------   -----      ----

                 2,600,000    100.00          544,682  100.00     0.2095
                 =========    ======          =======  ======     ======


     Dilution for $5,000,000 Offering

Initial public offering price per Share (2)                      $5.00  (100.0%)

Net tangible book value per Share before offering               $(0.24) (- 4.8%)
Increase per Share attributable to new Shareholders             $ 1.50  (   30%)

Pro forma net tangible book value per Share after offering       $1.26  (25.20%)
                                                                -----
Total dilution per Share to new Shareholders                     $3.74  (74.80%)
                                                                =====

                         Shares Purchased           Total Consideration
                        Number    Percent     Amount     Percent   Average Price
                                                                   Per Share
Existing Shares        2,500,000   71.43      $ 44,682       .89    0.0179

New Shares             1,000,000   28.57      5,000,000    99.11    5.00
                       ---------   -----      ---------    -----    ----

                       3,500,000  100.00     $5,044,682   100.00    $1.44
                       =========  ------     ==========   ======    =====

                              SELLING SHAREHOLDERS


Of the 1,500,000 shares of Nationwide's Common Stock covered by this Prospectus a maximum of 1,000,000 are being offered by us and the remaining 500,000 are being sold by existing shareholders.

The following table sets forth the name of each selling security holder, the number or shares of common stock beneficially owned by the selling security holder as of March 31, 2001, and the number of shares being offered by each selling security holder. During the past three years no selling security holder has been our officer, director or affiliate, nor has any selling security holder had any material relationship with us during the period, other than as set forth below.

The shares of common stock being offered by this prospectus are being registered to permit public secondary trading, and the selling security holders may offer all or part of the shares for resale from time to time. However, the selling security holders are under no obligation to sell all or any portion of the shares of common stock immediately under this prospectus. Because the selling security holders may sell all or a portion of their shares of common stock, no estimate can be given as to the number of shares of common stock that will be held by any selling security holder upon termination of any offering made under this prospectus; accordingly, the following table assumes the sale of all shares of common stock by the selling security holders immediately following the date of this prospectus.



Shares To Be Sold

    Name  and Address                Shares Being Sold      Percent of Class
    of Owner
    -------------                    -----------------      ----------------
1    Scott Rhodes                         1000                 0.04%
     The Grand
     5801 Nicholson Lane # 810
     North Bethesda, MD 20852

2    Dr Samuel Kaufman                    1000                 0.04%
     1536 SW Fifth Avenue
     Boca Raton, FL 33432

3    Herbert Bryant, III                  1000                 0.04%
     8390 Currency Dr. #5
     West Palm Beach, FL 33404

    Name  and Address                Shares Being Sold      Percent of Class
    of Owner
    -------------                    -----------------      ----------------
4   Dr. Warren Sturman                   1000                  0.04%
    801 Ponce de Leon Dr.
    Ft. Lauderdale, FL 33316

5   Ron & Lisa Kauffman                  1000                  0.04%
    18846 SE Old Trail Dr. W
    Jupiter, FL 33478-1818

6   Cramer, Daniel                       1000                  0.04%
    15500 46th Lane South
    Wellington, FL  99414

7   Cramer, Sandy                        1000                  0.04%
    15500 46th Lane South
    Wellington, FL  33414

8   Diaz, Roxanne                        1000                  0.04%
    31 Truman
    Ft. Lauderdale, FL  33326

9   Echols, Stephen                      1000                  0.04%
    160 Marine Way
    Delray Beach, FL

10  Foote, Laura                         1000                  0.04%
    123 Beach Rd.
    Islamorada, FL  33036
    c/o The Moorings

11  Ghanam, Jay                          1000                  0.04%
    425 N Dixie Hwy
    Pompano Beach, FL  33060

2   Gundlach, Jon                       10000                  4.00%
    2741 NE 14th St.
    Ft. Lauderdale, FL  33304

13  Hanrahan, Robert                     1000                  0.04%
    2175 Citrus Lake Dr. # B201
    Naples, FL  34109

    Name  and Address                Shares Being Sold      Percent of Class
    of Owner
    -------------                    -----------------      ----------------
14      Milligan, Sharon                 1000                0.04%
        9539 Boca Cove Circle #109
        Boca Raton, FL  33428

15      Palos, Diane                     1000                0.04%
        330 SE 2nd Ave #C1
        Deerfield Beach, FL  33441

16      Prendergast, Alicia              1000                0.04%
        1907 Lincoln Way
        San Francisco, CA  94112

17      Reynolds, Nancy                  2000                0.08%
        3237 NE 10th St #2
        Pompano Beach, FL  33062

18      Ring, Stephanie                  1000                0.04%
        4890 NW 85th Ave
        Lauderhill, FL  33351

19      Schiff, Martha                   1000                0.04%
        534 Hendricks Isle
        Ft. Lauderdale, FL

20      Snow, Judith                     1000                0.04%
        4901 NE 13th Ave.
        Oakland Park, FL  33334

21      Toohey, Richard                  1000                0.04%
        PO Box 3411
        Palm Beach, FL  33480

22        Woodford, Allison              1000                0.04%
          1021 N 12th Terrace
          Hollywood, FL  33019

23      Gitman, Jacob                    1000                0.04%
        1111 Kane Concourse, Suite 518
        Bay Harbour Islands, FL 33154

24      Sharon Baker
        104 Half Moon Circle, Suite H-3  1000                0.04%
        Hypoluxo, FL 33462

    Name  and Address                Shares Being Sold      Percent of Class
    of Owner
    -------------                    -----------------      ----------------
25      King, Sean                      123000                4.92%
        1780 Palm Cove Blvd. #205
        Delray Beach, FL 33445

26      Mark Kallan                       1000                0.04%
        19999 Back Nine Drive
        Boca Raton, Fl 33498

27      Goldstein, Shelley ***          137,000               5.48%
        22154 Martella Ave
        Boca Raton, FL 33433

28      Callanan, Brian                    1000               0.04%
        7340 S.W. SW 5th Street
        Plantation, FL 33317

29      Gerry Breslauer                    1000               0.04%
        11453 Ohanu Circle
        Boynton Beach, FL 33437

30      Charles Simmons                    1000               0.04%
        P.O. Box 3886
        Houston, Texas 77253

31      Cohen, Lisa                        1000               0.04%
        124 Bright Street
        Belmont, Mass 02178

32      Bleiberg, Erika                    1000
        76 Willow Street
        Glen Ridge, N.J. 07028


33      Michael Frank                      1000               0.04%
        5227 Sapphire Valley
        Boca Raton, Fl 33486


34      Goldstein, Alvin                   1000               0.04%
        244 13th Street NE, # 209
        Atlanta, GA 30309

35      Simmons, Charles S.                1000               0.04%
        P.O. Box 160234
        Austin, TX  78716

    Name  and Address                Shares Being Sold      Percent of Class
    of Owner
    -------------                    -----------------      ----------------
36      Brockman, Mindy                    1000                0.04%
        5780 H Coach House Circle
        Boca Raton, FL 33486

37      Irv Bowen                          1000                0.04%
        333 Sunset #407
        Fort Lauderdale, FL 33301

38      Goldstein, Inge                    1000                0.04%
        2 King Fisher Road
        North Eastham, Mass

39      Charlotte Guiberson                1000                0.04%
        8420 Halliford Court
        Plano, Texas 75024

40      Steve Bludsworth                   1000                0.04%
        4266 Coronado Road
        Orlando, FL 32804

        Goldco Properties Ltd.
        Partnership*** 22154 Martella
41      Avenue
        Boca Raton, FL 33433            100,000                4.00%

42      Ron Lichtman                       1000                0.04%
        141 NW 20th Street Suite G103
        Boca Raton, Florida  33431

43      Peter Goldstein ***                1000                0.04%
        22154 Martella Ave
        Boca Raton, FL 33433

        Total                           500,000

***     Shelley Goldstein Beneficial
        ownership(2)                    238,000                9.52%

(1) Assumes sale of all shares offered by the selling shareholder.

(2)Beneficial ownership is determined in compliance with the rules of the SEC and generally includes voting or investment power with respect to securities.

Assuming that all the other shares registered hereby are issued, the total outstanding as of June 30, 2001, with no other shares issued, would be 3,500,000. In such event, Richard L. Loehr's ownership of 2,000,000 shares would represent 57.143% of the total voting shares of the Company and a controlling interest in it.

                              PLAN OF DISTRIBUTION

The Selling Shareholders may effect the distribution of the shares in one or more transactions that may take place through block trades or ordinary broker's transactions, or through privately negotiated transactions, an underwritten offering, or a combination of any such methods of sale. Sales of shares will be made at market prices prevailing at the time of sale or at negotiated prices. Selling Shareholders may pay usual and customary or specifically negotiated brokerage fees or commissions in connection such sales. Nationwide has agreed to pay registration expenses incurred in connection with this registration.

The aggregate proceeds to the Selling Shareholders from the sale of the shares will be the purchase price of the Nationwide's Common Stock sold less the aggregate agents' commissions and underwriters' discounts, if any. The Selling Shareholders and any dealers or agents that participate in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 (the "Act"), and any profit from the sale of shares by them and any commissions received by any such dealers or agents might be deemed to be underwriting discounts and commissions under the Act.

In order to comply with the securities laws of certain states, if applicable, the securities may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the securities may not be sold unless they have been registered or qualified for sale in such state or any exemption from such registration or qualification requirement is available and the sale is made in compliance with the requirements.

Nationwide has agreed to indemnify the Selling Shareholders in certain circumstances, against certain liabilities arising under the Act. The Selling Shareholders have agreed to indemnify Nationwide and its directors and officers who sign the registration statement against certain liabilities, including liabilities arising under the Act.

                         SHARES ELIGIBLE FOR FUTURE SALE

As of March 31, 2001 there are no shares of Common Stock currently issued and outstanding which are freely tradeable without restrictions under the Securities Act.

In general, under Rule 144 as currently in effect, any affiliate of the Company and any person (or persons whose sales are aggregated) who has beneficially owned his or her restricted shares for at least one year, is entitled to sell in the open market within any three-month period a number of shares of Common Stock that does not exceed the greater of (i) 1% of the then outstanding shares of the Company's common stock, or (ii) the average weekly trading volume in the Common

Stock during the four calendar weeks preceding such sale. Sales under Rule 144 also are subject to certain limitations on manner of sale, notice requirements, and the availability of current public information about the Company. Non-affiliates of the Company who have held their restricted shares for two years are entitled to sell their shares under Rule 144 without regard to any of the above limitations, provided they have not been affiliates for the three months preceding such sale.

The Company is not quoted on the OTC BB. Following this offering, no predictions can be made of the effect, if any, of future public sales of restricted securities or the availability of restricted securities for sale in the public market. Moreover, the Company cannot predict the number of shares of Common Stock that may be sold in the future pursuant to Rule 144 because such sales will depend on, among other factors, the market price of the Common Stock and the individual circumstances of the holders thereof. The availability for sale of substantial amounts of Common Stock under Rule 144 could adversely affect prevailing market prices for the Company's securities.


                                LEGAL PROCEEDINGS

There have never been any material civil, administrative or criminal proceedings concluded, pending or on appeal against Mr. Richard L. Loehr or the Company.


                                   MANAGEMENT


Directors and Executive Officers


The members of the Board of Directors of the Company serve until the next annual meeting of stockholders, or until their successors have been elected. The officers serve at the pleasure of the Board of Directors. The directors and executive officers of the Company, their ages and positions held as of the date of this Prospectus are set forth below:

NAME                       AGE        POSITION(S) HELD
---------                  ------     --------------------------
Richard Loehr              58         Chairman and Chief Executive Officer
Douglas J. Borr            58         Vice President
Lynda M. Davis             46         Vice President and Secretary
Carol Boozer               47         Vice President & Treasurer
Angela Loehr Chrysler      29         Director
Richard Chrysler           59         Director
Robert Fason               42         Director
Les Whitaker               42         Director

     Richard Loehr, Chairman and Chief Executive Officer



Richard (Dick) Loehr is Nationwide's Chairman and Chief Executive Officer with responsibility for the day-to-day operations of the Company. Mr. Loehr designed Nationwide's Benefits Program. Dick Loehr's career began as a teenage champion drag racer who, through fate or good luck, caught the eye of Henry Ford, II. Ford admired Loehr's competitiveness and tireless work ethic, At Ford, Mr. Loehr spent a good deal of time as the head of the Ford Racing Team. During this time, Loehr acquired his management skills by emulating his mentor, Henry Ford. Loehr successfully practices those skills today at Nationwide.

     Following his outstanding racing career, Mr. Loehr remained in the automobile industry as the owner of successful automobile dealerships in Michigan. While the owner of a Chrysler dealership, Loehr met Mr. Lee Iococca, forging a strong friendship and business relationship with this American legend. Mr. Iococca so valued Loehr's abilities that he tapped him to head a massive fund raising campaign to restore the Statue of Liberty. Mr. Loehr assisted Mr. Iococca in contributing to the fund raising campaign to restore the Statute of Liberty.

     Mr. Loehr enjoyed semi-retirement and managing his investments from July of 1990 until January of 1997 when he developed Nations Fleet and Leasing, Inc., Loehr's Auto Consulting, Inc., and Nationwide Automotive Group, Inc. Mr. Loehr formed The Nationwide Companies, Inc. on January 15, 1999.


     Douglas J. Borr, Vice President

Douglas J. Borr is vice president of Team Nationwide with responsibility for developing the Company's multi-dimensional benefits packages. Mr. Borr is a capable and experienced businessman. His relationship with Mr. Loehr goes back to kindergarten confirming him as a loyal executive of the Company.

Mr. Borr, initially began his business affiliation with Mr. Loehr in 1970 as a salesman in one of Mr. Loehr's automobile dealership. He was quickly promoted to sales manager and subsequently general manager of Mr. Loehr's Mazda, AMC, Jeep and RV dealership. Mr. Borr's leadership, foresight and ability to adjust to changing market trends brought many awards and commendations for the Loehr dealership, including the distinction as the number one Recreation Vehicle Dealership in the State of Michigan.

Mr. Borr remained general manager of the Loehr dealership until 1983 when he resigned to purchase his own AMC Jeep dealership in Grand Rapids, Michigan. Mr. Borr achieved significant success with this dealership, developing the business to one of the top five AMC Jeep dealerships in the state. He sold the dealership in 1988.

From 1989 to 1991, Mr. Borr enjoyed semi-retirement. In 1991, he purchased a manufacturing plant, becoming president and chairman. He took this floundering plant, turned it around and developed it into a highly efficient and profitable business entity, which he sold in 1994.

Mr. Borr enjoyed managing his investments and semi retirement until 1996 when he renewed his business relationship with Mr. Loehr resulting in the formation of Nations Auto Fleet, Inc. and subsequently the development of the entire Nationwide benefits packages. Mr. Borr has been instrumental in negotiating all of the contracts the Company establishes with its providers. His skills are essential in procuring the best prices and products for Nationwide Associates.

     Lynda M. Davis, Vice President and Secretary

Lynda Davis is the Company's vice president and secretary. She joined Nationwide in May of 1996. Ms. Davis began her business career with Continental Homes of Chicago. At age 20, she became the Company's youngest sales manager with responsibility for Continental's Subdivision division. She was awarded that company's prestigious Million-Dollar Circle Award with gross sales of almost two million dollars (when the average cost of a home in her subdivision at that time was $30,000.)

In 1978 Ms. Davis took a position with Eastern Airlines. She was quickly promoted to training flight attendant with responsibility for the training and coordination of crews on each flight, as well as hands on instruction of new flight attendants.

In 1989, Ms. Davis became a head flight attendant for American Airlines. In 1990, she joined American's International Division. In 1994, Ms. Davis was honored with American's prestigious Professional Flight Attendant Award. Ms. Davis retired in 1995.


     Carol Boozer, Vice President/Treasurer

Carol Boozer is Nationwide's vice president and treasurer. In July of 1996 Mr. Loehr recruited Ms. Boozer as a key player in establishing Nations Fleet, an affiliated company. She is responsible for all financial bookkeeping and reporting. At this time, Ms. Boozer reports directly to the chief executive officer.

Ms. Boozer began her professional career in 1969. She worked in the automobile industry with various responsibilities until 1982 when she moved to Michigan.

In Michigan, Ms. Boozer was hired by Richard Loehr as billing clerk and later office manager at one of his dealerships. After Mr. Loehr sold his dealerships, Ms. Boozer remained with the new owner until 1991.

Ms. Boozer relocated to South Florida in 1991 and managed a chain of Fast Food Franchises until 1995. She then took a position with King Toyota as office manager through July of 1996.

     Angela Loehr Chrysler, Director

Angela Loehr Chrysler is vice president of Nationwide Travel Services, Inc. (a UNIGLOBE Team Travel franchise and Nationwide's newest affiliated Company). Ms. Chrysler, the daughter of chairman and CEO Richard Loehr, is an experienced executive with an impressive professional background in sales and marketing. Ms. Chrysler's responsibilities include all aspects of running a travel business: sales, management, finance, Web maintenance and training.

Ms. Chrysler began her professional career in 1994 as a sales administrator for L&W Engineering, an automotive engineering company.

In September 1996 until December 2000, Ms. Chrysler was involved in medical sales. She was first a territorial sales representative for RHEIN Medical, an ophthalmic instrument company with responsibility for managing approximately 300 accounts. She subsequently became an independent representative for Midwestern STAAR in Cincinnati, Ohio. STAAR manufactures injectable intraocular lenses. Ms. Chrysler managed approximately 250 STAAR accounts including all current accounts covering Southern Michigan.

From January 2000 until September 2000, Ms. Chrysler was the regional physician sales representative for Healtheon/WebMD, an Internet health services and information company headquartered in Atlanta, Georgia. Ms. Chrysler's responsibilities included in-service training for nurses and staff in the use of the WebMD Web site and its services. Her territory included approximately five counties in Michigan with over 6,000 accounts. Ms. Chrysler left WebMD to help found Nationwide Travel Services.

Ms.  Chrysler  holds  a  Bachelor  of  Science  degree  from  Florida   Atlantic
University.

     Dick Chrysler, Director

Dick Chrysler was elected to the United States House of Representatives in 1994. He was one of only four people in the entire Congress with a background in manufacturing. He introduced the first bill on the first day in the 104th Congress that began the "Contract with America."

In 1976, Dick, beginning in his living room founded Cars & Concepts which became Livingston County's largest employer with over 1,200 employees. In 1986, he sold Cars & Concepts to his employees. At that time the company had manufactured over one million vehicles for General Motors, Ford, and Chrysler Corporation, and 60% of all the convertibles in the world were produced by Dick's company. He has a number of patents in the automotive industry.

Dick ran for Governor of the state of Michigan in 1986 and lost by 60,000 votes in a state of 6 million voters in his first attempt at elected office. He built a church for the First Presbyterian Church of Brighton. Then started a company that builds police vehicles called Cruisers with his two sons Rick and Phil, which they still own and operate today. Dick is currently President of The Ideal Group, a minority owned steel company that has doubled it's size to $75,000,000 in the last year.

Dick is a member of the board of directors of the Michigan National Bank, and vice chairman of Cleary College.


     Robert Fason, Director

Robert Fason is a member of Nationwide's board of directors, he is Nationwide's national sales manager and the Company's undisputed top producer. Mr. Fason's rise within Nationwide is unprecedented in the history of the Company. Mr. Fason joined Nationwide in 1997 following a successful six-year career with National Safety Associates (NSA), including membership on the company's President's Advisory Council and Executive Committee. For ten years, prior to joining NSA Mr. Fason was a dairy farmer in Mount Vernon, Arkansas.


     Les Whitaker, Director

Les Whitaker is a member of Nationwide's board of directors, as well as a regional director and member of Nationwide' prestigious Chairman's Circle. He received the Company's Platinum Presidential Award as recognition for his financial success. >From 1982 until 1997, Mr. Whitaker was a successful direct marketing distributor for Amway Corporation. He later became the number one producer in the United States for Jewelway International serving as that company's national sales trainer. Mr. Whitaker holds a Bachelor of Science degree and a Master's degree in Civil Engineering from Oklahoma State University. He began his professional career as a partner in a highly successful engineering consulting firm.


                             PRINCIPAL SHAREHOLDERS

The  following  table  summarizes  certain   information  with  respect  to  the
beneficial ownership of company shares, immediately prior to and after this offering. The following table sets forth information as of March 31, 2001, regarding the ownership of common stock by each shareholder known to be the owner of more than 5% of the outstanding shares, each director and all executive officers and directors as a group. Except as otherwise indicated, each of the shareholders has sole voting and investment power with respect to the shares of Common Stock beneficially owned. As of March 31, 2001, there were 2,500,000 shares of the Company's Common Stock outstanding. The percentage of beneficial ownership calculation below is based upon the 2,500,000 shares that currently are entitled to vote on all shareholder issues.

                                                                               After the Offering
                                    Prior to Offering (1)               Minimum(2)                Maximum(3)
                                    -----------------                   -------                   -------

Name of Beneficial Owner:          Number          %        Number          %        Number          %
-------------------------        - -------   ---   --    -- -------   ---   --    -- -------   ---   -
Richard L. Loehr (4)             2,000,000     80.00%     2,000,000     76.92%     2,000,000      57.14%

Shelley Goldstein(5)             238,000(5)     9.52%        0(6)          0          0(6)


All Directors, Officers and 5%
Shareholders as a Group          2,238,000     89.52%     2,000,000     76.92%     2,000,000      57.14%

All Beneficial Owners as a Group 2,800,000     89.52%     2,000,000     76.92%     2,000,000      57.14%
                                 =========     ======     =========     ======     =========      ======


(1)Reflects total outstanding Shares of 2,500,000 as of March 31, 2001.
(2)Assumes issuance and sale of 100,000 Shares of the Company during this Offering Period (the "minimum" offering) in addition to the 2,500,000 Shares outstanding as of March 31, 2001, an aggregate 2,600,000 Shares.
(3)Assumes issuance and sale of 1,000,000 Shares of the Company's during this Offering Period (the "maximum" offering) in addition to the 2,500,000 Shares outstanding as of March 31, 2001, an aggregate 3,500,000 Shares.
(4) Chairman and CEO of the Company.
(5)Shelley Goldstein is the former sole executive and director of the Company. Mrs. Goldstein's husband, Peter Goldstein, is the controlling shareholder of Goldco Properties, Ltd which owns 100,000 shares and Mr. Goldstein owns directly 1,000 shares. Combined with her direct ownership interest, Shelley Goldstein has beneficial ownership, as determined in compliance with SEC rules, of 238,000 shares. .
(6)Assumes the sale of all shares offered by the selling shareholder.


            MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS




         Nationwide's Common Stock in not presently quoted on the OTC BB. We intend to qualify our shares for quotation on the NASDAQ Bulletin Board concurrently with the date of this prospectus.


                            DESCRIPTION OF SECURITIES

The Company's authorized capital stock consist of 10,000,000 shares of Common Stock, $.001 par value. As of March 31, 2001, there are outstanding 2,500,000 shares of Common Stock.

The following description is a summary and is qualified in its entirety by the provisions of the Company's Articles of Incorporation and Bylaws, copies of which have been filed as exhibits to this Registration Statement.

Common Stock


The holders of the issued and outstanding shares of Common Stock are entitled to receive dividends when, as and if declared by the Company's Board of Directors out of any funds lawfully available therefore. The Board of Directors intends to retain future earnings to finance the development and expansion of the Company's business and does not expect to declare any dividends in the foreseeable future. The holders of the Common Stock have the right, in the event of liquidation, to receive pro rata all assets remaining after payment of debts and expenses. The Common Stock does not have any preemptive rights. The issued and outstanding shares of Common Stock are fully paid and nonassessable.

Holders of shares of Common Stock are entitled to vote at all meetings of such shareholders for the election of directors and for other purposes. Such holders have one vote for each share of Common Stock held by them.

Preferred Stock

The Company has not issued any preferred stock as of the filing of this registration statement.

Warrants

The Company has not issued any warrants as of the filing of this registration statement.

Transfer Agent

The Company functions as its own transfer and registrar agent. Upon application to become listed on the OTC Bulletin Board we plan to engage the services of a professional transfer and registrar agent for the Companies Common Stock.


                              ERISA Considerations

Those who consider purchasing shares on behalf of qualified plans are urged to consult with tax and ERISA counsel to determine that such a purchase will not result in a violation of prohibited transaction under ERISA, the Internal Revenue Code or other applicable law. We will rely on the determination made by such experts, although no shares will be sold to any plans if we believe that the sale will result in a prohibited transaction under ERISA or the Code.

                                  LEGAL MATTERS

The validity of Shares being offered by this prospectus will be passed upon for the Company by Mintmire & Associates, Palm Beach, Florida.

                                     EXPERTS

The Financial Statements of the Company as of December 31, 2000 and 1999 have been included in this Prospectus in reliance upon the report appearing elsewhere herein, of Robert Jarkow, independent certified public accountant, and upon the authority of said independent certified public accountant as an expert in accounting and auditing.

              FIDUCIARY RESPONSIBILITY OF THE COMPANY'S MANAGEMENT

Directors' Liability

CERTAIN PROVISIONS OF FLORIDA LAW AND OF THE COMPANY'S ARTICLES OF INCORPORATION AND BYLAWS

Under Florida law, a director of the Company is not personally liable for monetary damages to the Company or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, by a director, unless the director breached or failed to perform his duties as a director and the director's breach of, or failure to perform, those duties constitutes or result in: (1) a violation of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (2) a transaction from which the director derived an improper personal benefit, either directly or indirectly; (3) a circumstance under which the director is liable for an unlawful corporate distribution; (4) a proceeding by or in the right of the Company to procure a judgment in its favor or by or in the right of a shareholder, for conscious disregard for the best interest of the Company, or willful misconduct; or (5) a proceeding by or in the right of someone other than the Company or a shareholder, for recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.

Further, under Florida law, a director is not deemed to have derived an improper personal benefit from any transaction if the transaction and the nature of any personal benefit derived by the director are not prohibited by state or federal law or regulation and without further limitation:

(4) In an action other than a derivative suit regarding a decision by the director to approve, reject, or otherwise affect the outcome of an offer to purchase the stock of, or to effect a merger of, the Company, the transaction and the nature of any personal benefits derived by a director are disclosed or known to all directors voting on the matter, and the transaction was authorized, approved, or ratified by at least two directors who comprise a majority of the disinterested directors (whether or not such disinterested directors constitute a quorum);

     (b) The transaction and the nature of any personal benefits derived by a director are disclosed or known to the shareholders entitled to vote, and the transaction was authorized, approved, or ratified by the affirmative vote or written consent of such shareholders who hold a majority of the shares, the voting of which is not controlled by directors who derived a personal benefit from or otherwise had a personal interest in the transaction; or

     (c) The transaction was fair and reasonable to the Company at the time it was authorized by the board, a committee, or the shareholders, notwithstanding that a director received a personal benefit.

The Company's Articles of Incorporation and Bylaws require the Company to indemnify its directors and officers to the fullest extent permitted by Florida law. Florida law presently provides that in the case of a nonderivative action (that is, an action other than by or in the right of a corporation to procure a judgment in its own favor), a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe that the conduct of the person was unlawful. The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent does not, of itself, create a presumption that the person did not act in good faith and in a manner that the person reasonably believed to be in the best interests of the corporation or that the person had reasonable cause to believe that the person's conduct was unlawful.

With respect to derivative actions, Florida law provides that a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was an agent of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith, in a manner the person believed to be in the best interests of the corporation and its shareholders. Indemnification is not permitted to be made in respect of any claim, issue, or matter as to which the person shall have been adjudged to be liable to the corporation in the performance of that person's duty to the corporation and its shareholders, unless and only to the extent that the court in which the proceeding is or was pending determines that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses, and then only to the extent that the court shall determine.

Further, Section 607.0902 of the Florida Business Corporation Act prohibits the voting of shares in a publicly-held Florida corporation that are acquired in a "control share acquisition" unless the holders of a majority of the corporation's voting shares (exclusive of shares held by officers of the corporation, inside directors or the acquiring party) approve the granting of voting rights as to the shares acquired in the control share acquisition or unless the acquisition is approved by the corporation's board of directors, unless the corporation's articles of incorporation or bylaws specifically state that this section does not apply. A "control share acquisition" is defined as an acquisition that immediately thereafter entitles the acquiring party to vote in the election of directors within each of the following ranges of voting power:
(i) one-fifth or more, but less than one-third of such voting power: (ii) one-third or more, but less than a majority of such voting power; and, (iii) more than a majority of such voting power. The Articles of Incorporation of the Company do not exclude the ramifications of Section 607.0902 as they apply to control-share acquisitions of shares of the Company.


              Certain Relationships and Related Party Transactions

We have no plans to issue any additional securities to management, promoters, affiliates or associates at the present time. If the Board of Directors adopts an employee stock option or pension plan, we may issue additional shares according to the terms of this plan.

Although we have a very large amount of authorized but unissued common stock, we intend to reserve this stock to implement continued expansion of the business.

Business with Affiliates of the Company

We have only done business with affiliates at the prices and on terms comparable to those of non-affiliates. The Board of Directors must approve any related party contract or transaction. Mr. Loehr, who is presently the Company's
Chairman and CEO, has agreed, to abstain from voting on any related party contract or transaction involving his existing businesses. Nevertheless, it would still be possible for the Board of Directors, to authorize such a contract or transaction with Mr. Loehr's existing businesses or any other affiliate even if the terms were unfair to the company.

We do not intend to use the proceeds from this offering to make payments to any promoters, management (except as salaries, benefits and out of pocket expenses) or any of their affiliates. We have no present intention of acquiring any assets by any promoter, management or their affiliates or associates. In addition, we have no current plans to acquire or merge with any business which our promoters, management or their respective affiliates have an ownership interest. Existing conflict of interest provisions are set forth in the Articles of Incorporation for the Company.

There are no arrangements or agreements between non-management shareholders and management under which non-management shareholders may directly or indirectly participate in or influence company affairs.


Fiduciary Responsibility of the Company's Management

Our counsel has advised us that we have a fiduciary responsibility for the safekeeping and use of all company assets. Management is accountable to each shareholder and required to exercise good faith and integrity with respect to its affairs. (For example, management cannot commingle the company's property with the property of any other person, including that of management.)

The SEC stated that, to the extent any exculpatory or indemnification provision includes indemnification for liabilities arising under the Securities Act of 1933, it is the opinion of the SEC that this indemnification is contrary to public policy and, therefore, unenforceable. Shareholders who believe that our management may have violated applicable law regarding fiduciary duties should consult with their own counsel as to their evaluation of the status of the law at that time.

According to federal and state statutes, including the Florida General Corporation Law, shareholders in a corporation have the right to bring class action suites in federal court to enforce their rights under federal securities laws. Shareholders who have suffered losses in connection with the purchase or sale of their shares may be able to recover any such losses from a corporation's management where the losses result from a violation of SEC rules. It should be noted, however, that it would be difficult to establish a basis for liability that we have not met these SEC standards. This is due to the broad discretion given the directors and officers of a corporation to act in its own best interest.

                                   THE COMPANY

The name of our company is THE NATIONWIDE COMPANIES, INC. f/k/a Focus Financial Group, Inc. We were incorporated under the laws of the State of Florida on November 18, 1999. We commenced operations as a developmental stage company and had no revenues from inception until consummating our merger with Team Nationwide, Inc., a Florida corporation, on January 8, 2001. Until this merger our activities had been limited to actions related to our organization. For the fiscal year 2000 we operated as a "shell" company conducting virtually no business operations, other than our efforts to seek a merger partner or acquisition candidate. Until our merger we had no full time employees and owned no real estate.

IN GENERAL - THE COMPANY

The Nationwide Companies, Inc. will now operate as a direct sales company. The Company sells a range of benefit packages and diversified products through independent marketing directors and associates. The Company is founded on a universally accepted distribution concept, the utilization of group buying initiatives to distribute products at discounts to the end consumer. For those seeking an income opportunity, the Company's carefully structured pay plan allows its Independent Marketing Directors ("IMD's") to reap the financial rewards of direct sales.

Nationwide's Core Business

Direct selling is one of the most effective marketing strategies in the world. Powered by personal relationships, lucrative financial incentives and time freedom, direct sales companies are driven by highly consumable, quality products. Direct sales organizations traditionally have the ability to grow at rates faster than seen in most other industries.

Direct sales is a powerful and persuasive way to introduce products, generating strong "word of mouth" validation by directly rewarding consumers for sharing their excitement about a company's products or services. The industry supports above average profit margins due to this value-added personal interaction.

The Nationwide family of companies is a direct sales and distribution organization. Its unique ability to aggregate services and products enables the Company to offer discounts through the power of group buying. Nationwide offers a wide variety of market-driven products and services through a network of IMDs and associates -- "Team Nationwide". The Company has developed its distribution system based on the one-to-one marketing concept of direct selling, creating value for the Company and significant revenue for our IMDs.

The Company's products and services include many benefit packages including automotive discounts, financing, leasing, mortgages, life and health insurance, travel and vacation packages, telecommunications and much more. Other products include an array of consumer-oriented products and services including car care products, dietary and nutritional supplements, personal care, jewelry and stained glass.

Nationwide offers two benefit packages:

     1. A Three-Year Family Benefit Package for the whole family, including the owner and spouse, their parents and all children (no age limit). A family package sells for $2,195.00. Financing is also available for this package @ $895 down and $75.95 per month for 20 months, including interest @ 18% per annum.

     2. A Two-Year Individual Benefit Package for the owner and spouse, which has the same benefits as the family package, sells for $795,00. Financing for this package includes $95 down and $39.95 per month for 20 months, including interest @ 18% per annum.

As direct sales and distribution organization, Nationwide does not engage in manufacturing activities nor is the Company an underwriter and/or originating lender for any of its products. All services are purchased directly from suppliers or by Nationwide's affiliated companies. In this manner the Company has a high level of control over the supply chain.

The Nationwide Marketing Plan

Nationwide will continue to grow and develop its market share with a marketing plan focused on the Company's core business, the sale of benefit packages. The marketing strategy is at the core of Nationwide's success. Nationwide understands that although the benefit programs and the discounted products and services offered are a key component of the Company's focus, without the proper marketing and direct sales, these benefits will go unsold. The points listed below are the constant focus of the Nationwide management team:

     o    Emphasis on training and motivation.
     o    Cultivate and attract both new and strong leaders.
     o    Promote unique offerings of cost-effective products and services.
     o    A pay plan that leads the industry.
     o    Availability and accessibility of executive management.

Independent Marketing Directors

As a direct sales Company, sales of Nationwide's products are dependent upon the efforts of, Team Nationwide, the Company's IMDs and associates. Management expects the number of IMDs and associates to continue to grow as the Company expands and as distributor recruitment increases. IMD growth is an essential component in our continued success in the direct selling industry. Nationwide believes its distributor compensation plan is one of the most financially rewarding in the industry. IMD commissions and bonuses are calculated and paid weekly and monthly based on volume sales as outlined in the Company's pay plan. Commissions are the Company's most significant expense. Management believes distributor commissions as a percent of net sales will remain relatively constant going forward.

Nationwide's Compensation Plan

Nationwide offers a "binary" compensation program. In our plan, an IMD is allowed to occupy one or more "business centers," (Bonus Points and Pay Points) each limited to two downline legs. Compensation is paid on group volume of the downline legs rather than a percentage of sales of multiple levels of distributors. Thus, payment is volume driven rather than level driven. Sales volume must meet certain criteria to be eligible for commissions, which are paid at designated points when target levels of group sales are achieved. Payment is on a weekly and monthly basis.

Nationwide chose a binary compensation structure because of several important advantages offered by this type of direct sales compensation program. Nationwide's compensation plan is designed to give generous rewards to all levels of participation. Our generous plan rewards IMDs and generates significant sales for the Company.

Teamnationwide.com

Nationwide has designed and maintains a state-of-the-art Internet site, teamnationwide.com. The site has grown quickly and is an important sales tool for the Company and our IMDs. An eCommerce site, teamnationwide.com is a secure venue where IMDs and associates can recruit prospects, purchase products, price new and used vehicles, advertise, download training materials and more. Our newest addition to our Web site is the Nationwide WebMart, an online auction featuring categories from antiques to recreational vehicles. Via the internet, IMDs and customers may shop from the comfort of their own homes 24 hours a day, 7 days a week.

Conventions

Nationwide holds four conventions annually, the Winter Nationals, Spring Nationals, Summer Nationals and the Grand Nationals. Additionally hundreds of workshops and events are held around the country each week. Conventions are gala affairs intended to inspire the independent distributor force. They are an essential component for any direct sales company. Conventions allow the Company to introduce new products, bring out new training materials and showcase successful distributors. All keynote speakers at Nationwide events are a part of Team Nationwide. In addition to providing inspiration and motivation for independent distributors, conventions offer the opportunity for the Company to sell a wide range of training and promotional goods including tapes, hats, shirts and other goods and apparel emblazoned with the Nationwide logo.

Trademarks, Patents and Proprietary Information

Many of Nationwide's products are sold under trade names that are exclusive to Nationwide in order to protect the trade names and prevent them from being used by other direct sales companies. This strategy provides flexibility in introducing new products and withdrawing products from the market, and minimizes capital investment and product liability exposure. In this regard, trademarks protect the Company's diet and nutrition line -Vita-"Products" and Thermo(TM) space age care products. Other Nationwide products and services are protected under exclusive agreements with our business partners. The Company holds no patents.

The Company regards its marketing plan as proprietary and has implemented protective measures of both a legal and a practical nature to ensure that it retains that status. The Company derives such protection by contract with distributors and by keeping its software program confidential. Access to the Company's proprietary marketing plan software is limited to those with a need to know. The Company also seeks to protect its official literature by means of copyright protection.

Management

Nationwide has assembled a trustworthy and dedicated management team comprised of leaders in their respective industries. These skilled individuals are committed to accomplishing the goals set forth in this business plan. Refer to
Part III, Item 9. Directors, Executive Officers, Promoters and Control Persons for biographies of our management.


THE INDUSTRY

Nationwide is positioned at the leading edge of several multibillion dollar industries -- automotive sales and services, healthcare products and services, nutritional supplements, personal care products, telecommunications, travel, life and health insurance and financial services. The Company unites these industries through a direct sales force to provide quality products and services devoid of high advertising costs and overhead. The Company believes it has both the products and marketing expertise to aggressively capture a significant share of these growing industries

Consulting Agreements

         The Company has no outstanding consulting agreements as of the filing of this registration statement.


MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

OVERVIEW

The company was founded as a Florida corporation in 1999 as a direct sales organization. The Company sells a range of benefit packages and diversified products through independent marketing directors. The Company is founded on a universally accepted distribution concept, the utilization of group buying initiatives to distribute products at discounts to the end consumer. Nationwide has developed strategic alliances which supply products and services to the Company's independent marketing directors and associates located throughout the United States. Nationwide is one of only 147 companies, which maintains membership in the prestigious Direct Selling Association (DSA). Membership in the DSA is granted only to those companies that demonstrate the highest standards of business practices consistent with association's high ideals.

On December 28, 2000 The Nationwide Companies, Inc., a Florida corporation acquired a controlling interest in Focus Financial Group, Inc., a Florida corporation. The acquired company is an SEC fully-reporting company and has changed its name to The Nationwide Companies, Inc.

The Company experienced a significant increase in market awareness and subsequent revenue. Revenue increased from the sales of Benefit Packages in excess of 209% in 2000 over 1999 and the Net income of the company in 2000 was $ 528,829 up significantly compared to a net operating loss in 2000 over 1999. The Company expects to experience a period of growth, which will require it to increase the scale of its operations. This increase will include the hiring of additional personnel, and expanded office space, which will contribute to higher operating expenses. The increase in operating expenses is expected to be fully funded by an increase in revenues and the Company expects to remain debt free. Expansion of the Company's operations may cause a strain on the Company's management and other resources. The Company's ability to manage recent and any possible future growth, should it occur, will depend upon an expansion of accounting and other internal management systems and the implementation of a variety of systems, procedures and controls.

Nationwide's powerful Benefits Package continues to save its associates thousands of dollars on products and services they're already using. Included in the package are savings on: Life and Health Insurance, Overnight Shipping, Extended Service Contracts, Team Nationwide's private label Thermo Car Care product line, Vita product personal care line, Vehicle Leasing and Purchasing and Travel Services.

12 Month Plan of Operations

Over the next twelve (12) months the Company will focus on increasing the number of independent marketing directors and associates located throughout the United States. Nationwide will continue to grow and develop its market share with a marketing plan focused on the Company's core business, the sale of benefit packages. The marketing strategy is at the core of Nationwide's success. Nationwide understands that although the benefit programs and the discounted products and services offered are a key component of the Company's focus, without the proper marketing and direct sales, these benefits will go unsold. The constant focus of the Nationwide management team will include (i)an emphasis on training and motivation, (ii) cultivating and attracting both new and strong leaders, (iii)promoting unique offerings of cost-effective products and services, as well as (iv) making executive management available and accessible.

The Company has adopted internet technology enthusiastically and maintains an internet site as a means of communication, training and ordering for its associates. The Company is committed to not losing site of the fact that its products, services and independent sales force are the hallmarks of the Company.

The Company has adopted an operational strategy to form strategic alliances with multiple business partners. As a direct sales and distribution organization, Nationwide does not engage in manufacturing activities nor is the Company an underwriter and/or originating lender for any of its products. All services are purchased directly from suppliers or by Nationwide's affiliated Companies. In this manner the Company has a high level of control of the supply chain. These strategic alliances and affiliated companies will further reduce Nationwide's risk, capital investment, need for facilities and direct responsibility for employees and will provide the necessary resources and business practices.

To distinguish Nationwide from the competition, the Company plans to identify, develop and launch additional services, product lines and strategic alliances. In this regard, the Company is currently researching the feasibility of establishing a Woman's Cosmetic Products, Fruit and Gift Products, Internet mortgage and automobile financing. The Companies strategic partners include
United Parcel Service (UPS(TM)), Uniglobe Team Travel, Miracle Ear(R), Southeastern Gems, Gold and Diamonds, name brand furniture, major insurance underwriters and more.

Results of Operations - Full Fiscal Year 2000

Revenues

To date, prepaid fees of our IMD's have accounted for substantially all of the Company's revenues. The Company believes that the main focus of its revenue came from the innovative marketing of its benefit packages offering diversified products and services. Our unique ability to aggregate services and products enables the Company to offer significant discounts through the power of group buying.

For the fiscal year ending December 31, 2000, the Company on a consolidated audited basis derived approximately 96% of its revenue from Benefit package sales. The Company's ability to achieve revenues in the future will depend in significant part upon its ability to maintain relationships with and provide support to, existing and new associates. There can be no assurance that the Company's revenues will increase in the future. Accordingly, the Company's ability to maintain or increase revenues will depend in part upon its ability to market its benefit packages and to introduce and sell new products at reduced prices sufficient to create savings for its associates in the average selling price of the affiliated company's products.

RECENT FINANCIAL RESULTS

FISCAL 2000 COMPARED TO FISCAL 1999

Revenues for the fiscal year ending December 31, 2000 were $6,392,752. This represents an increase of 209% as compared to revenues of $2,065,549 for the fiscal year ending 1999. Income from operations for the fiscal year 2000 was $528,829 as compared to a loss from operations for fiscal year 1999 of $1,084,705. Net income for the fiscal year 2000 was $528,829, or $0.21 per share on a basic basis and a diluted basis. By comparison, net loss for the fiscal year 1999 was $1,084,705, or $0.43 loss per share on a basic and diluted basis.

DIRECT COSTS. Direct Costs of services increased by $3.21, or 210%, from $1,528,417 in fiscal 1999 to $4,742,772 in fiscal 2000. As a percentage of revenues, Direct Costs increased from 74% in fiscal 1999 to 77% in fiscal 2000. The increase as a percentage of revenues was due primarily to the fact that Nationwide's relationship to revenue to direct costs varies based on a tier system.

Selling, General and Administrative. Selling, general and administrative expenses decreased by $500,686, or 31%, from $1,621,837 in fiscal 1999 to $1,121,151 in fiscal 2000. As a percentage of revenues, selling, general and administrative expenses decreased from 79% in fiscal 1999 to 18% in fiscal 2000. General and administrative expenses decreased as a percentage of revenues primarily because Nationwide decreased its administrative and labor costs. In addition, the dollar decrease in general and administrative expenses was caused in part by Nationwide better utilizing existing space and systems.

Provision for Income Taxes. The provision for income taxes increased from $ 0 in fiscal 1999 to $ 0 in fiscal 2000. The provision for fiscal 2000 consists of $ 0 for current year operations.

         LIQUIDITY AND CAPITAL RESOURCES

Nationwide's operating activities used cash of $158,310 from inception to December 31, 999, whereas in fiscal 2000 Nationwide's operating activities provided cash of $1,027,375. In fiscal 1999, cash from operating activities was used for the net loss for the period. In fiscal 2000, cash from operating activities resulted primarily from net income of $528,829 and an increase in revenue received in advance from prepaid commissions, accounts payable and accrued expenses of $474,546.

Cash used in investing activities was $11,399 in fiscal 1999, and $454,235 in fiscal 2000. The increased use of cash for investing activities in fiscal 2000 as compared to fiscal 1999 resulted primarily from Nationwide's advance to an affiliate.

Nationwide's financing activities provided cash of $169,702 in fiscal 1999. A principal source of cash for financing activities in those years was a cash overdraft and a loan from a stockholder which totaled $165,709. In fiscal 2000, Nationwide's financing activities used cash of $185,027. This consisted primarily of $190,709 to purchase the public reporting shell corporation and cash overhead.

As of December 31, 2000, Nationwide had cash and cash equivalents of $388,113 and Total Current Assets of $4,773,782 and Total Current Liabilities of $5,154,034.

We believe that our existing cash balances will be sufficient to meet our working capital and capital expenditure requirements for the next 12 months and for the foreseeable future thereafter.

To date, inflation has not had a material impact on our financial results. However, inflation may adversely affect our future financial results.

For the Three Months Ending March 31, 2001 and 2000

Revenues

To date, prepaid fees of our Associates have accounted for substantially all of the Company's revenues. The Company believes that the main focus of its revenue came from the innovative marketing of its benefit packages offering diversified products and services. Our unique ability to aggregate services and products enables the Company to offer significant discounts through the power of group buying.

For the first quarter ending March 31, 2001, the Company on a consolidated audited basis earned $1,061,548 from Benefit package sales to its Associates verses $294,371 for the comparable quarter ending March 31, 2000. The Company's ability to achieve revenues in the future will depend in significant part upon its ability to maintain relationships with and provide support to, existing and new associates. There can be no assurance that the Company's revenues will increase in the future. Accordingly, the Company's ability to maintain or increase revenues will depend in part upon its ability to market its benefit packages and to introduce and sell new products at reduced prices sufficient to create savings for its associates in the average selling price of the affiliated company's products.

Forward-looking Statements

This Prospectus contains statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities
Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical assumptions or facts. Specifically, this report contains forward-looking statements regarding anticipated future sales and revenues and the methods and strategies of increasing those sales and revenues. Actual results may differ materially from those anticipated as a result of certain risks and uncertainties, including but not limited to, management's ability to implement its marketing strategy, the availability of capital through sale of additional common stock or other means, including the availability of products for sale through credit insurance and distribution alliances, changes in general economic conditions, foreign exchange rate fluctuations, competitive product and pricing pressures, regulatory developments, as well as other risk and uncertainties detailed from time to time in the Company's Securities and Exchange Commission filings.

The Company's expectations, beliefs and projections are expressed in good faith and are believed by the Company to have a reasonable basis, including without limitation, data contained in the Company's records and other available data from third parties, but there can be no assurance that Management's expectations, beliefs or projections will result, or be achieved, or be accomplished.


                             EXECUTIVE COMPENSATION

Compensation of Directors


The Company's directors will not receive compensation for services on the Board of Directors or any committee thereof, but directors may be reimbursed for certain expenses in connection with attendance at Board and committee meetings.

Executive Compensation

Mr. Richard L. Loehr received 2,000,000 shares of common stock in exchange for 100% of his stock of Team Nationwide, Inc., pursuant to that specific Share Exchange Agreement dated January 8, 2001 and which had an Effective Date of December 28, 2000.

It is anticipated that executive officers may receive cash or non-cash compensation for his or her services. It is expected that the Board of Directors will approve the payment of salaries and/or non cash compensation in a reasonable amount to each of our officers for their services.

---------------------------------------------------------------------------------------------------------------------
                                                 SUMMARY COMPENSATION TABLE
                                           Annual Compensation                     Long-Term Compensation
---------------------------------------------------------------------------------------------------------------------
        (a)             (b)       (c)       (d)         (e)         (f)         (g)        (h)            (i)
                                                     Other Annul              Securities
                                                     Compensa-   Restricted  underlying   LTIP
Name and Principal                                    tion ($)     Stock      options/    Payouts       All Other
     Position          Year       ($)    Bonus ($)              Award(s) ($)  SARS (#)     ($)    Compensation ($)
---------------------------------------------------------------------------------------------------------------------
Richard L. Loehr,      2001       $-0-      $ -        $-         $ -           $-        $-             $ -
Chairman, President
& CEO

 Douglas J. Borr,
  Vice President       2001      52,000     $ -        $-          $ -          $-        $-             $ -

  Lynda M. Davis,
  VP & Secretary       2001      52,000     $ -        $-          $ -          $-        $-             $ -

   Carol Boozer,
  VP & Treasurer       2001      52,000     $ -        $-          $ -          $-        $-             $ -
---------------------------------------------------------------------------------------------------------------------

Stock Option Plans

The Company has not put into place a Stock Option Plan as of the filing of this registration statement.

Employees and Consultants

As of March 31, 2001, the Company's Chief Executive Officer, President & Chairman was Richard L. Loehr.

The Company core management team is comprised of the Company's officers and directors management and control of the Company shall at all times be retained by the Company's officers and directors.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There are no relationships or related transactions requiring disclosure by the registrant at the time of the filing of this registration statement.

                       WHERE YOU CAN FIND MORE INFORMATION

Nationwide will file annual, quarterly and current reports and other information with the Securities and Exchange Commission (the "SEC"). Such information may be read and any such document may be copied from the SEC at their public reference facilities in Room 1024 at 450 Fifth Street N.W., Washington, DC 20549 or at regional offices located at 500 West Madison Street, Suite 1400, Chicago,
Illinois 60661-2511 and 7 World Trade Center, 13th Floor, New York, New York 10048. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Nationwide's SEC filings also are available to the public on the SEC Internet site at http://www.sec.gov.

Nationwide has filed with the SEC this registration statement on Form SB-2 under the Act which registered the shares covered by this Prospectus for resale by the Selling Shareholders. This Prospectus is only part of the registration statement. It does not contain all of the information shown in the registration statement because the SEC rules and regulations allow Nationwide to include certain information in the filing, but permit Nationwide to omit certain information from the Prospectus. Statements contained in this Prospectus as to any contract or other documents' contents are not necessarily complete. In each instance, if the contract or document is filed as an exhibit to the registration statement, the affected statement is qualified, in all aspects by reference to the applicable exhibit to the registration statement. For further information about Nationwide or its shares, please refer to the registration statement and the exhibits that may be obtained from the SEC at its principal office. The SEC is paid the prescribed fee, or such information can be obtained through the Internet site listed above.

The SEC allows Nationwide to "incorporate by reference" the information it files with them. This means that Nationwide can disclose important information by referring the reader to these documents. The information Nationwide incorporates by reference is an important part of this Prospectus, and information that Nationwide files later with the SEC will update or supercede automatically this information.

The reader should rely only on the information Nationwide includes or incorporates by reference in this Prospectus and any applicable prospectus supplement. Nationwide has not authorized anyone to provide information different from that contained in this Prospectus. The information contained in this Prospectus or the applicable prospectus supplement is accurate only as of the date on the front of those documents, regardless of the time of delivery of this Prospectus or the applicable prospectus supplement or of any sale of our securities.

Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference in this Prospectus is deemed to be modified or superseded for purposes of this Prospectus to the extent that any of the following modifies or superseded a statement in this Prospectus or incorporated by reference in this Prospectus:

     * in the case of a statement in a previously filed document incorporated by reference or deemed to be incorporated by reference in this Prospectus, a statement contained in this Prospectus;

     * a statement contained in any accompanying prospectus supplement relating to a specific offering of shares; or

     * a statement contained in any other subsequently filed document that modifies or supersedes a statement in this Prospectus.

Any modified or superseded statement will not be deemed to constitute a part of this Prospectus or any accompanying prospectus supplement, except as modified or superseded. Except as provided by the above mentioned exceptions, all information appearing in this Prospectus and each accompanying prospectus supplement is qualified in its entirety by the information appearing in the documents incorporated by reference.

Nationwide will provide, without charge to each person to whom a copy of this Prospectus is delivered, after their written or oral request, a copy of any or all of the documents incorporated by reference into this Prospectus, other than exhibits to the documents, unless the exhibits are incorporated specifically by reference in the documents. Requests may be made by writing or telephoning the following person:

         Richard L. Loehr
         President & Chairman
         The Nationwide Companies, Inc.
         4350 Oakes Road, Suite 512
         Davie, FL  33314
         (954) 584-5080

                   CHANGES AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE


The Company has had no changes of accountants since inception or disagreements with its accountants with regard to any accounting or financial disclosure issues.

                          INDEX TO FINANCIAL STATEMENTS
                                Table of Contents

                January 15, 1999 (Inception to December 31, 1999
                          Year Ended December 31, 2000
                                    AUDITED

                                                                         Page

Independent Auditor's Report                                             F-1

Consolidated Balance Sheet                                               F-2

Consolidated Statements of Operations                                    F-3

Consolidated Statement of Shareholders' Deficit                          F-4

Consolidated Statements of Cash Flows                                    F-5

Notes to Consolidated Financial Statements                               F-6



                           NATIONWIDE COMPANIES, INC.
                                Table of Contents


             Three Months Ended March 31, 2001 and 2000 - Unaudited


Consolidated Balance Sheets         .........................................F-9

Consolidated Statements of Operations.......................................F-10

Consolidated Statement of Shareholders' Deficit.............................F-11

Consolidated Statements of Cash Flows.......................................F-12

Notes to Consolidated Financial Statements..................................F-13

                                  ROBERT JARKOW
                           CERTIFIED PUBLIC ACCOUNTANT
                            3111 North Andrews Avenue
                         Fort Lauderdale, Florida 33309

                                 (954) 630-9070


     INDEPENDENT AUDITOR'S REPORT


To the Board of Directors
Nationwide Companies, Inc.

     I have audited the accompanying consolidated balance sheet of Nationwide Companies, Inc. as of December 31, 2000 and the consolidated statements of operations, shareholders' deficit, and cash flows for the year ended December 31, 2000 and from January 15, 1999 (inception) to December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these consolidated financial statements based on my audits.

     The audits were conducted in accordance with auditing standards generally accepted in the United States of America. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

     In my opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Nationwide Companies, Inc. as of December 31, 2000 and the results of its operations and cash flows for the year ended December 31, 2000 and from January 15, 1999 (inception) to December 31, 1999, in conformity with accounting principles generally accepted in the United States of America.




/s/ Robert Jarkow

January 17, 2001

                           NATIONWIDE COMPANIES, INC.
                           CONSOLIDATED BALANCE SHEET
                                December 31, 2000

      ASSETS
Current Assets

     Cash                                                                             $388,113
     Prepaid commissions                                                             3,920,035
     Advance to related company                                                        465,634

           Total current assets                                                      4,773,782
                                                                                --------------

Prepaid commissions-long term                                                          843,960

Independent marketing associate data base and web site-
               net of accumulated amortization of $38,000                               57,000

Equipment-net of accumulated depreciation of $10,000                                     5,000

                                                                                    $5,679,742
                                                                                --------------

     LIABILITIES & SHAREHOLDERS' DEFICIT

Current Liabilities

     Accounts payable and accrued liabilities                                         $232,481
     Revenue received in advance                                                     4,871,553
     Due to shareholder                                                                 50,000
           Total current liabilities                                                 5,154,034
                                                                                --------------

Revenue received in advance-long term                                                1,036,902

Shareholders' Deficit


      Common stock-par value $.001; 10,000,000 shares authorized,
         2,500,000 issued and outstanding                                               44,682
     Deficit                                                                          (555,876)
           Total shareholders' deficit                                                (511,194)

                                                                                    $5,679,742
                                                                                --------------


              The accompanying notes are an integral part of these
                             financial statements.

                           NATIONWIDE COMPANIES, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                January 15, 1999 (Inception) to December 31, 1999
                          Year Ended December 31, 2000






                                                                   2000           1999
                                                               --------------   -------------
Revenue

                              Membership fees                      $6,146,752      $2,054,949

                    Commissions-related party                         246,000          10,600

                                Total Revenue                       6,392,752       2,065,549

Direct costs                                                        4,742,772       1,528,417

                                 Gross profit                       1,649,980         537,132
                                                               --------------   -------------

Selling, general, and administrative expenses                       1,121,151       1,621,837

                            Net income (loss)                        $528,829     ($1,084,705)
                                                               --------------   -------------

Earnings (loss) per share-basic                                         $0.21          ($0.43)
                                                               --------------   -------------

Weighted - average common shares outstanding                        2,500,000       2,500,000
                                                               --------------   -------------

Pro forma Tax (Unaudited):

ThePro forma Tax is computed as if the Company was taxed for the entire periods as a conventional Corporation under the Internal Revenue Code.

      Income (loss) from operations before income tax                $528,829     ($1,084,705)

                   Provision for Income Tax *                         198,800               0

      Net Income(loss)                                               $330,029     ($1,084,705)
                                                               --------------   -------------

      Basic earnings (loss) per share                                   $0.13          ($0.43)
                                                               --------------   -------------


* Provision for income tax in year 2000 is calculated without the 1999 carryforward loss .

No credit in 1999 because of the uncertainty of the utilization of the loss carry forward.



              The accompanying notes are an integral part of these
                             financial statements.

                           NATIONWIDE COMPANIES, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                January 15, 1999 (Inception) to December 31, 1999
                          Year Ended December 31, 2000








                                                                  Common Stock
                                                             Shares          Amount           Deficit
                                                         ---------------  -------------  ------------------
Initial capitalization                                         2,500,000        $44,682

Net (loss) January 15, 1999 (inception)
                             to December 31, 1999                                               ($1,084,705)

      Balance December 31, 1999                                2,500,000         44,682          (1,084,705)
                                                         ---------------  -------------  ------------------

Net income for the year ended December 31, 2000                                                     528,829

      Balance December 31, 2000                                2,500,000        $44,682           ($555,876)
                                                         ---------------  -------------  ------------------









                 The accompanying notes are an integral part of
                          these financial statements.

                           NATIONWIDE COMPANIES, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                January 15, 1999 (Inception) to December 31, 1999
                          Year Ended December 31, 2000

                                                                                    2000            1999
                                                                                --------------- --------------
Cash flows from operating activities
        Net income (loss)                                                              $528,829    ($1,084,705)
        Adjustments to reconcile net income (loss) to net cash
          provided (used) by operating activities
               Depreciation and amortization                                             24,000         24,000
               (Increase) in prepaid commissions                                     (2,381,116)    (2,382,879)
               Increase in accounts payable and accrued liabilities                     166,179         66,302
               Increase in revenue received in advance                                2,689,483      3,218,972
                    Total adjustments                                                   498,546        926,395

                    Net cash provided (used) by operating activities                  1,027,375       (158,310)
                                                                                --------------- --------------

Cash flows from investing activities
        Advances to related company                                                    (454,235)       (11,399)
                                                                                --------------- --------------

Cash flows from financing activities
        Increase (decrease) in cash overdraft                                          (115,709)       115,709
        Sale of common stock                                                                 -           4,000
        Loan from shareholder                                                                -          50,000
        Capital contribution                                                              5,682              -
        Acquisition of public shell                                                     (75,000)             -

        Net cash provided (used) by financing activities                               (185,027)       169,709
                                                                                --------------- --------------

Net increase in cash                                                                    388,113              0

Cash - beginning                                                                              0

Cash - end                                                                             $388,113             $0
                                                                                --------------- --------------

Supplemental disclosures of cash flow information:
        Interest paid                                                                    $4,500         $4,315

        Non cash financing activities
        Assets contributed by shareholder in exchange for equity                             -        $110,000
                                                                                --------------- --------------

              The accompanying notes are an integral part of these
                             financial statements.

                           NATIONWIDE COMPANIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000

Note 1. Public Entity

     On December 28, 2000, an inactive public shell corporation, Focus Financial Group, Inc. (formed November 18, 1999), with no assets or liabilities, was acquired by a privately held operating company. The public company changed its name to Nationwide Companies, Inc. The owners of the private company received 80% of the public entity in exchange for 100% of their stock in the private company and the privately owned company became a wholly owned subsidiary of the public entity.

     The transaction was accounted for as a reverse acquisition, which is a capital transaction and not a business combination. Accordingly, the recorded assets, liabilities, and operations of the private company were carried forward at historical amounts and the equity has been restated to give effect to the transaction from inception.

Note 2. Summary of Significant Accounting Policies

Nature of Operations

     The Company is a direct sales organization which supplies products (for example: new cars, jewelry, and health and skin care products) and services (for example: health insurance, and travel services) to the Company's Independent Marketing Associates (members) through affiliated companies.

Principles of Consolidation

     The consolidated  financial  statements  include amounts of the subsidiary.
All  intercompany   accounts  and  transactions  have  been  eliminated  in  the consolidation.

Use of Estimates

     Use of estimates and assumptions by management is required in the preparation of financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates and assumptions.

Revenue Recognition of Independent Marketing Associates Fees

     Independent Marketing Associates membership fees, and associated Direct Costs-consisting of commissions, are deferred and recognized over the term of the membership period (one or two years) on the straight line basis (because the Independent Marketing Associates buying patterns are random and cannot be predicted).

     The Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements" in December 1999. The Company has reviewed its revenue recognition policies and believes it is in compliance.

                           NATIONWIDE COMPANIES, INC
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 2000

Note 2. Summary of Significant Accounting Policies (continued)

Cash Concentration

     The Company maintains its cash in bank deposit accounts which may exceed the $100,000 federally insured limits.

Independent Marketing Associates Data Base and Web Site

     Independent marketing associates data base and web site is recorded at $95,000, which was the cost to the contributing shareholder. Amortization is computed using the straight-line method over the five year estimated useful life.

Equipment

     Equipment is recorded at $15,000 which was the cost to the contributing shareholder. Depreciation is computed using the straight-line method over the three year estimated useful lives of the assets.

Earnings (Loss) Per Share

     Earnings (loss) per share is calculated by dividing net income (loss) by the average number of shares outstanding during the period.

     At December 31, 2000 and 1999 there are no shares that would cause a dilution of earnings (loss) per share.

Note 3. Commitments

     Long-Term Operating Lease-The Company has a commitment under a lease for office space, expiring on July 31, 2005. The following summarizes the future minimum lease payments under the non-cancelable operating lease obligation: for 2001 is $32,000; 2002 is $33,000; 2003 is $34,000; 2004 is $36,000 and 2005 is
$21,000. Rent expense for 2000 and 1999 was approximately $29,700 and $27,700, respectively.

     Consultant Agreement- The Company has a consulting agreement which expires December 2002. The agreements require a monthly payment of $6,000 and may be terminated after June 2001 by either party.

                            NATIONWIDE COMPANIES, INC
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000

Note 4. Related Party Transactions

     Affiliated companies-The Company's products and services are supplied by companies that are owned by the Company's majority shareholder. The affiliated companies sell only to the Company's Independent Marketing Associates. No revenue is realized by the Company for product or service sold by theses affiliates. One affiliate pays a commission, based on product sales, to the Company. The revenue received by the Company from this affiliate is reflected in the Statement of Operations as Commissions.

     At December 31, 2000, the Company has advanced, interest free, one affiliate $465,634. This amount is anticipated to be repaid in 2001.

     Due to Shareholder is due on demand and bears interest at 9%. Interest expense for 2000 and 1999 was approximately $4,500 and 4315, respectively.

     The buying patterns of the consumer are undeterminable. Therefore we are unable to estimate the commission revenue and the resulting impact to our p&l. Furthermore, we are unable to estimate the price and supply availability of an unaffiliated company.

Note 5.  Income Tax

     Prior to the reverse acquisition, the privately held company was an S Corporation under the Internal Revenue Code. Accordingly, it was not responsible for payment of Income Taxes.

     At December 31, 2000, there are no items that give rise to deferred income taxes.

Note6. Common Stock

     Common stock on the initial capitalization was arrived at as follows:

        Assets contributed           $110,000
        Sale of common stock            4,000
        Capital contribution            5,682
        Cost of Public Shell          (75,000)
                                   ------------
                                     $ 44,682

                           NATIONWIDE COMPANIES, INC.

                           CONSOLIDATED BALANCE SHEETS
             Three Months Ended March 31, 2001 and 2000 - Unaudited


                                                                                   March 31,2001          December 31, 2000
                                                                                --------------------    ------------------------
                                        ASSETS                                       Unaudited
Current Assets
Cash                                                                                      $1,908,094               $388,113
Prepaid commissions                                                                        5,330,608              3,920,035
Advance to related company                                                                   114,275                465,634
Expected tax benefit                                                                          44,148                      -
Deposit                                                                                       50,000                      -

      Total current assets                                                                 7,447,125              4,773,782
                                                                                --------------------    -------------------
Prepaid commissions-long term                                                              3,150,067                843,960

Independent marketing associate data base and web site-
     net of accumulated amortization of $42,750                                              52,250                 52,250

     Total assets                                                                        $10,649,442             $5,669,992
                                                                                --------------------    -------------------

                         LIABILITIES & SHAREHOLDERS' DEFICIT

Current Liabilities

Accounts payable and accrued liabilities                                                    $352,322               $232,481
Revenue received in advance                                                                6,583,522              4,871,553
Due to shareholder                                                                             9,028                 50,000
      Total current liabilities                                                            6,944,872              5,154,034
                                                                                --------------------    -------------------

Revenue received in advance-long term                                                      4,284,815              1,036,902


Common stock-par value $.001; 10,000,000 shares authorized,
    2,500,000 issued and outstanding                                                          44,682                 44,682
Deficit                                                                                     (624,927)              (555,876)
      Total shareholders' deficit                                                           (580,245)              (511,194)

                                                                                         $10,649,442             $5,679,742
                                                                                --------------------    -------------------


                 The accompanying notes are an integral part of
                          these financial statements.

                           NATIONWIDE COMPANIES, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS





                                                                Three Months Ended March 31,
                                                               2001                       2000
                                                         ---------------------     --------------------
                                                             Unaudited                 Unaudited
Revenue

     Associates fees                                               $1,061,548                 $294,371

     Commissions-related party                                        122,702                   41,961

     Other income                                                      27,839                        -
                                                         ---------------------     --------------------

                                                                    1,212,089                  336,332

Direct costs                                                          820,814                  232,722

     Gross profit                                                     391,275                  103,610
                                                         ---------------------     --------------------

Selling, general, and administrative expenses                         504,474                  222,502

     Net (loss) before expected tax benefit                          (113,199)                (118,892)

     Expected tax benefit *                                            44,148                        -

     Net (loss)                                                      ($69,051)               ($118,892)
                                                         ---------------------     --------------------



                                                                      ($0.028)                 ($0.048)
                                                         ---------------------     --------------------
Earnings (loss) per share-basic

Weighted - average common shares outstanding                        2,500,000                2,500,000
                                                         ---------------------     --------------------


* Federal and State tax benefit computed at expected annual tax rate of 39%.



              The accompanying notes are an integral part of these
                             financial statements.

                           NATIONWIDE COMPANIES, INC.
                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' DEFICIT


                        Three Months Ended March 31, 2001




                                                                     Common Stock
                                                                    Shares     Amount       Deficit
                                                                  ---------  ---------      ----------
     Balance December 31, 2000                                    2,500,000    $44,682      ($555,876)

     Net (loss) for the three months ended March 31, 2001                                     (69,051)

           Balance March 31, 2001 (unaudited)                     2,500,000    $44,682      ($624,927)













              The accompanying notes are an integral part of these
                             financial statements.

                                                  NATIONWIDE COMPANIES, INC


                                            CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                                    Three Months Ended March 31,
                                                                                      2001                2000
                                                                                ------------------ -------------------
                                                                                    Unaudited           Unaudited
Cash flows from operating activities
       Net (loss)                                                                         ($69,051)          ($118,892)
                                                                                ------------------ -------------------
       Adjustments to reconcile net (loss) to net cash
         provided by operating activities
                Depreciation and amortization                                                6,000               6,000
                (Increase) in prepaid commissions                                       (3,716,680)         (1,074,056)
                (Increase) in expected tax benefit                                         (44,148)                  -
                Deposit                                                                    (50,000)                  -
                Increase (decrease) in accounts payable and accrued
                  liabilities                                                              119,841             (13,682)
                Increase in revenue received in advance                                  4,963,632           1,674,636
                     Total adjustments                                                   1,278,645             592,898
                                                                                ------------------ -------------------

                     Net cash provided by operating activities                           1,209,594             474,006
                                                                                ------------------ -------------------

Cash flows from investing activities
       Decrease in advance to related company                                              351,359                   -
                     Net cash provided by investing activities                             351,359                   -
                                                                                ------------------ -------------------


Cash flows from financing activities
       (Decrease) in cash overdraft                                                              -            (115,705)
       (Decrease) in due to shareholder                                                    (40,972)                  -

                     Net cash (used) by financing activities                               (40,972)           (115,705)
                                                                                ------------------ -------------------

Net increase in cash                                                                     1,519,981             358,301

Cash - beginning                                                                           388,113                   -

Cash - end                                                                              $1,908,094            $358,301
                                                                                ------------------ -------------------


Supplemental disclosures of cash flow information:
       Interest paid                                                                          $664              $1,125
                                                                                ------------------ -------------------


              The accompanying notes are an integral part of these
                             financial statements.

                           NATIONWIDE COMPANIES, INC.

                          NOTES TO FINANCIAL STATEMENTS
                                 MARCH 31, 2001
                                    UNAUDITED


Note 1. Summary of Significant Accounting Policies

Certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been condensed or omitted in this Form 10-QSB in compliance with the Rules and Regulations of the Securities and Exchange Commission. However, in the opinion of Nationwide Companies, Inc. the disclosures contained in this Form 10-QSB are adequate to make the information fairly presented. See Form 10-KSB for the year ended December 31, 2000 and the three months ended March 31, 2001 for additional information relevant to significant accounting policies followed by the Company.

Note 2. Basis of Presentation

In the opinion of the Company, the accompanying unaudited financial statements reflect all adjustments (consisting of normal recurring accruals) necessary to present fairly the financial position as of March 31, 2001 and the results of operations for the three month periods ended March 31, 2001 and March 31, 2000. The results of operations for the three months ended March 31, 2001 are not necessarily indicative of the results which may be expected for the entire year.

Note 3. Associates Contracts

During the first quarter of 2001, the Company received full payment for Associates fees of $4,968,417. During the first quarter of 2000, the Company received full payment for Associates fees of $2,012,465. This represents an increase of 247 %.

In March 2001, the Company began a time payment program for Associates. The contracts are payable over 20 months bearing interest at 18 percent. The amount of contracts entered into during March 2001 were $1,390,669, with the balance to be collected at March 31, 2001 of $1,313,354. The receivables, and corresponding commissions payable, are not recorded, in compliance with the Securities and Exchange Commissions Staff Accounting Bulletin No. 101, until received.

EXHIBIT A

                             SUBSCRIPTION AGREEMENT





The Nationwide Companies, Inc.
ATTN:  Richard L. Loehr, President & Chairman
4350 Oakes Road, Suite 512
Davie, FL  33314




     By executing this Subscription Agreement (the "Subscription Agreement") of The Nationwide Companies, Inc., (hereafter, the "Company"), the undersigned purchaser (hereafter, the "Purchaser") hereby irrevocably subscribes for shares of common stock ("Shares") in the Company. Purchaser herewith encloses the sum of $_________($25,000 minimum), representing the purchase of _____ Shares at $5.00 per Share. Subscriptions, whether checks or wire transfers, should be made payable to The Nationwide Companies, Inc.-- Attorney Escrow Account and forwarded to the Escrow Agent, Mintmire & Associates(Attn: Donald F. Mintmire, Esq.), 265 Sunrise Avenue, Suite 204, Palm Beach, Florida 33480. If this Subscription Agreement is accepted, the Purchaser agrees to contribute the amount enclosed to the Company.

     Purchaser represents that he, she or it has (i) a net worth of at least $100,000 (exclusive of home, furnishings and automobiles) or (ii) a net worth (similarly calculated) of at least $50,000 and an annual adjusted gross income of at least $25,000. Purchaser represents that he meets these financial requirements and that he is of legal age. Purchaser is urged to review carefully the responses, representations and warranties he is making herein. Purchaser agrees that this subscription may be accepted or rejected in whole or in part by the Company in its sole and absolute discretion.

READ THIS PROSPECTUS CAREFULLY BEFORE YOU SUBSCRIBE. CONTAINED HEREIN ARE DISCLOSURES CONCERNING VARIOUS RISKS, CONFLICTS, FEES AND EXPENSES RELATING TO OR TO BE PAID BY THE COMPANY.

     The undersigned is reminded that:

(1) The Shares are speculative investments, the purchase of which involves a high degree of risk of loss of the entire investment of the undersigned in the Company.

(2) S/he is encouraged to discuss the proposed purchase with her/his attorney, accountant or a Purchaser Representative (as defined under the Securities Act of 1933, as amended) or take the opportunity to do so, and is satisfied that s/he has had an adequate opportunity to ask questions concerning the Company, the Shares and the Offering described in the Prospectus.

(3) No federal or state agency has passed upon the adequacy or accuracy of the information set forth in the Prospectus or made any finding or determination as to the fairness of the investment, or any recommendation or endorsement of the Shares as an investment.

(4) S/he must not be dependent upon a current cash return with respect to her/his investment in the Shares. S/he understands that distributions are not required (and are not expected) to be made.

(5) The Company is not a "tax shelter" and the specific tax consequences to her/him relative to as an investment in the Company will depend on her/his individual circumstances.

Representations

     Purchaser makes the following representations in order to permit the Company to determine his suitability as a purchaser of Shares:

(1) The undersigned has received the Company's Prospectus and the exhibits thereto.

(2) The undersigned understands that the Company has made all documents pertaining to the transactions described in the Company's Prospectus available to the undersigned in making the decision to purchase the Shares subscribed for herein.

(3) If the Shares are being subscribed for by a pension or profit-sharing plan, the undersigned independent trustee represents that s/he has reviewed the plan's portfolio and finds (considering such factors as diversification, liquidity and current return and projected return of the portfolio) this purchase to be a prudent investment under applicable rules and regulations, and acknowledges that no representation is made on behalf of the Company that an investment in the Company by such plan is suitable for any particular plan or constitutes a prudent investment thereby. Moreover, the undersigned independent trustee represents that s/he understands that income generated by the Company may be subject to tax, that s/he is authorized to execute such subscription on behalf of the plan or trust and that such investment is not prohibited by law or the plan's or trust's governing documents.

     The  undersigned  understands  and  agrees  that this  subscription  may be accepted or rejected by the Company in whole or in part, in its sole and absolute discretion. The undersigned hereby acknowledges and agrees that this Subscription Agreement shall survive (i) non-material changes in the transactions, documents and instruments described in the Prospectus, (ii) death or disability of the undersigned and (iii) the acceptance of this subscription by the Company. By executing this Subscription Agreement below, the undersigned
(i) acknowledge the accuracy of all statements and (ii) appoints the management of the Company to act as his true and lawful attorney to file any documents or take any action required by the Company to carry out its business activities.

     The foregoing information which the undersigned has provided to the Company is true and accurate as of the date hereof and shall be true and accurate as of the date of the undersigned's admission as a Shareholder. If in any respect such representations, warranties or information shall not be true and accurate at any time prior to the undersigned's admission as a Shareholder, s/he will give written notice of such fact to the Company, specifying which representation, warranty or information is not true and accurate and the reason therefor.

     By executing this Subscription Agreement, the undersigned certifies, under penalty of perjury:

(1) That the Social Security Number or Taxpayer Identification Number provided below is correct; and

(2) That the IRS has never notified him that s/he is subject to 20% backup withholding, or has notified her/him that s/he is no longer subject to such backup withholding. (Note: If this part (2) is not true in your case, please strike out this part before signing.)

(3) The undersigned is a U.S. citizen or resident, or is a domestic corporation, partnership or trust, as defined in the Internal Revenue Code of 1986, as amended. (Note: If this part (3) is not true in your case, please strike out this part before signing.)

(4) That the undersigned acknowledges and agrees that this information may be disclosed to the Internal Revenue Service by the Company and that any false statement contained herein is punishable by fine, imprisonment or both. The undersigned will notify the Company within sixty (60) days of the date upon which any of the information contained herein becomes false or otherwise changes in a material manner, or the undersigned becomes a foreign person. The undersigned agrees to update this information whenever requested by the Company. Under penalties of perjury, the undersigned declares that the undersigned has examined the information contained herein and to the best of the undersigned's knowledge and belief, it is true, correct and complete, and that the undersigned has the authority to execute this Subscription Agreement.

     This Subscription Agreement and the representations and warranties contained herein shall be binding upon the heirs, executors, administrators and other successors of the undersigned. If there is more than one signatory hereto, the obligations, representations, warranties and agreements of the undersigned are made jointly and severally. By executing this agreement, you are not waiving any rights under federal law.

      The undersigned is the following kind of entity (please check):

        |_|  Individual                    |_| IRA
        |_| Joint Account - JTWROS         |_| Pension Plan
        |_| Joint  Account - TENCOM        |_| Trust
        |_| UGMA (Gift to Minor)           |_|Non-Profit Organization
        |_| Partnership                    |_| Employee of NASD member firm
        |_| Corporation                    |_| Other (Specify)


                     Dated this ___ day of ________ of 2001



Mr./Ms._____________________________         _________________________________

      Purchaser's Name                   Social Security or Tax ID#


Mr./Ms._____________________________      _________________________________
    Name of Second Purchaser              Date of Birth of First Purchaser


------------------------------------         (------)-------------------------
Street Address of First Purchaser               Business Phone (Day)

------------------------------------          (------)------------------------
City State and Zip Code                         Home Phone


------------------------------------
Signature of First Purchaser (Individual,
Custodian or Email address (if applicable)
Officer or Partner of Entity)


--------------------------------------------
Signature of Second Purchaser (if applicable)


NOTE: If a joint subscription, please indicate whether joint tenants with right of survivorship (JTWROS) or tenants in common (TENCOM). Each joint tenant or tenant in common must sign in the space provided. If purchaser is a trust, partnership, corporation or other business association, the signing trustee, partner or officer represents and warrants that he/she/it has full power and authority to execute this Subscription Agreement on its behalf. If Purchaser is a trust or partnership, please attach a copy of the trust instrument or partnership agreement. If Purchaser is a corporation, please attach certified corporate resolution authorizing signature.

     No person is authorized in connection with any offering of the shares to give any information or to give any representation not contained in this Prospectus, and the reader should not rely on any such information or representation as having been authorized by Nationwide or any Selling Shareholder. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that the information contained in this Prospectus is correct as of any time subsequent to the date of this Prospectus.

     Until the later of ______________ or ninety (90) days, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a Prospectus. This is in addition to the dealer's obligation to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, BY ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION IN THIS PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                                TABLE OF CONTENTS

                                   Page No.

Prospectus Summary
The Company
The Company's Property
Risk Factor
Use of Proceeds
Dividend Policy
Dilution
Capitalization
Management's Discussion and Analysis
  or Plan of Operation
Legal Proceedings
Management
Principal Shareholders
Selling Shareholders                               PROSPECTUS
Certain Relationships and Related
  Transactions                               Shares of Common Stock
Plan of Distribution
Market for Common Equity and              THE NATIONWIDE COMPANIES, INC.
  Related Shareholder Matters                 This Prospectus is dated
Description of Securities
Certain Provisions of Florida Law             _________________, ____ 2001
  and the Company's Articles of
  Incorporation and Bylaws
Shares Eligible for Future Sale
Changes and Disagreements with
  Accountants on accounting and
  financial disclosure
Legal Matters
Experts
Where You Can Find More Information

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers


Reference is made to "Fiduciary Responsibility of the Company's Management" contained and "Description of Capital Stock" in the Prospectus relating to the indemnification of the Registrant's officers, directors, stockholders, employees and affiliates. The Registrant is prohibited from indemnifying its affiliates for liabilities resulting from violations or alleged violations of the Securities Act of 1933 or any state securities laws in connection with the issuance or sale of the shares of common stock, except in the case of successful defense of an action in which such violations are alleged, and then only if a court approved such indemnification after being apprized of relevant regulatory positions on indemnification.

EXCERPT FROM "FIDUCIARY RESPONSIBILITY OF THE COMPANY'S MANAGEMENT".


The SEC has stated that, to the extent any exculpatory or indemnification provision purports to include indemnification for liabilities arising under the Securities Act of 1933, as amended, it is the opinion of the SEC that such indemnification is contrary to public policy and, therefore, unenforceable. Shareholders who believe that the Company's management may have violated applicable law regarding fiduciary duties should consult with their own counsel as to their evaluation of the status of the law at such time.

EXCERPT FROM "DESCRIPTION OF CAPITAL STOCK".

Directors' Liability

Under Florida law, a director of the Company is not personally liable for monetary damages to the Company or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, by a director, unless the director breached or failed to perform his duties as a director and the director's breach of, or failure to perform, those duties constitutes or result in: (1) a violation of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (2) a transaction from which the director derived an improper personal benefit, either directly or indirectly; (3) a circumstance under which the director is liable for an unlawful corporate distribution; (4) a proceeding by or in the right of the Company to procure a judgment in its favor or by or in the right of a shareholder, for conscious disregard for the best interest of the Company, or willful misconduct; or (5) a proceeding by or in the right of someone other than the Company or a shareholder, for recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.

Further, under Florida law, a director is not deemed to have derived an improper personal benefit from any transaction if the transaction and the nature of any personal benefit derived by the director are not prohibited by state or federal law or regulation and without further limitation:

     (4) In an action other than a derivative suit regarding a decision by the director to approve, reject, or otherwise affect the outcome of an offer to purchase the stock of, or to effect a merger of, the Company, the transaction and the nature of any personal benefits derived by a director are disclosed or known to all directors voting on the matter, and the transaction was authorized, approved, or ratified by at least two directors who comprise a majority of the disinterested directors (whether or not such disinterested directors constitute a quorum);

(b) The transaction and the nature of any personal benefits derived by a director are disclosed or known to the shareholders entitled to vote, and the transaction was authorized, approved, or ratified by the affirmative vote or written consent of such shareholders who hold a majority of the shares, the voting of which is not controlled by directors who derived a personal benefit from or otherwise had a personal interest in the
     transaction;                                                             or

(c) The transaction was fair and reasonable to the Company at the time it was authorized by the board, a committee, or the shareholders, notwithstanding that a director received a personal benefit.

The Company's Articles of Incorporation and Bylaws require the Company to indemnify its directors and officers to the fullest extent permitted by Florida law. Florida law presently provides that in the case of a nonderivative action (that is, an action other than by or in the right of a corporation to procure a judgment in its own favor), a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe that the conduct of the person was unlawful. The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent does not, of itself, create a presumption that the person did not act in good faith and in a manner that the person reasonably believed to be in the best interests of the corporation or that the person had reasonable cause to believe that the person's conduct was unlawful.

With respect to derivative actions, Florida law provides that a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was an agent of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith, in a manner the person believed to be in the best interests of the corporation and its shareholders. Indemnification is not permitted to be made in respect of any claim, issue, or matter as to which the person shall have been adjudged to be liable to the corporation in the performance of that person's duty to the corporation and its shareholders, unless and only to the extent that the court in which the proceeding is or was pending determines that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses, and then only to the extent that the court shall determine.

Further, Section 607.0902 of the Florida Business Corporation Act prohibits the voting of shares in a publicly-held Florida corporation that are acquired in a "control share acquisition" unless the holders of a majority of the corporation's voting shares (exclusive of shares held by officers of the corporation, inside directors or the acquiring party) approve the granting of voting rights as to the shares acquired in the control share acquisition or unless the acquisition is approved by the corporation's board of directors, unless the corporation's articles of incorporation or bylaws specifically state that this section does not apply. A "control share acquisition" is defined as an acquisition that immediately thereafter entitles the acquiring party to vote in the election of directors within each of the following ranges of voting power:
(i) one-fifth or more, but less than one-third of such voting power: (ii) one-third or more, but less than a majority of such voting power; and, (iii) more than a majority of such voting power. The Articles of Incorporation of the Company do not exclude the ramifications of Section 607.0902 as they apply to control-share acquisitions of shares of the Company.


ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The expenses of this offering are estimated as follows:*

SEC Registration Fee....................................    $ 1,875
Blue Sky fees and expenses..............................      5,000
Transfer Agent and Registrar fees.......................      1,000
Printing and engraving expenses.........................     10,000
Legal fees and expenses.................................     20,000
Accounting fees and expenses............................      1,500
Miscellaneous...........................................     10,000
                                                            --------
 Total.............................................         $49,375
                                                             =======
* All amounts other than the SEC registration fee are estimated.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES



         Within the past three years, the Registrant sold securities without registration under the Securities Act of 1933, as amended (the "Act") as follows:


SECURITIES           NAMES OF         CONSIDERATION     EXEMPTION
SOLD                 INVESTORS        RECEIVED          FROM
                                                        REGISTRATION
---------------      -------------    --------------    -------------------------
800,000 Shares of    43 Person(1)      $4,000           Section 4(2) of the Securities
Common Stock(1)                                         Act and Rule 504 of  Reg D
                                                        promulgated thereunder.

2,000,000 Shares of  1  Person(2)      $44,682(2)       Section 4(2) of the Securities
Common Stock                                            Act and Rule 506 of Reg D
                                                        promulgated thereunder.

(1) Forty-Three(43) investors acquired 800,000 at a cost of $4,000. Included in the 800,000 shares is 721,000 shares of stock issued to Shelley Williams the company's Chief Executive Officer, President & Chairman in lieu of services valued at $0.001par, $721.000. Ms. Williams cancelled 300,000 of her common stock shares, ab initio, prior to that certain Share Exchange Agreement mentioned below. These investors are residents of the State of Florida and purchased their shares pursuant to an exemption provided by Rule 504 of Regulation D of the Securities Act.
(2) The one person who was issued 2,000,000 shares of Common Stock is Richard L. Loehr. These shares were issued to Mr. Loehr pursuant to that Share Exchange Agreement effective December 28, 2000. See Note 6. Common Stock, Notes to Consolidated Financial Statements dated December 31, 2000.




ITEM 27.          EXHIBITS


EXHIBIT
NUMBER    DESCRIPTION
-------   --------------------
3.0     Articles of Incorporation of The Nationwide Companies, Inc., Inc., a Florida corporation
3.1     Bylaws of The Nationwide Companies, Inc., Inc., a Florida corporation
3.2     Articles of Incorporation of Team Nationwide, Inc., a Florida corporation
3.3     Bylaws of Team Nationwide, Inc., a Florida corporation
4.0     Specimen Stock Certificate[1]
5.2     Opinion of Mintmire & Associates as to legality
10.21   Retainer Agreement with Robert Jarkow, CPA effective November 1999.
24.5    Consent of Robert Jarkow, CFA, independent certified public accountants
24.6    Consent of Mintmire & Associates
27.0    Financial Data Schedule
---------------

ITEM 28. UNDERTAKINGS



Undertaking pursuant to Rule 415.


The undersigned Registrant hereby undertakes:

     (i) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

     Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

     (iii) Include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (1) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

          (2) To remove from registration, by means of a post-effective amendment, any of the securities being registered that remain unsold at the termination of the offering.


          (3) Undertaking in respect of indemnification.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and other agents of the Company, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES




In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Boca Raton, State of Florida, on the ___ day of June 2001.


                         The Nationwide Companies, Inc.

                                  (Registrant)


Date:   June 15, 2001    By: BY: /s/ Carol Boozer
                         --------------------------
                            Carol Boozer
                            Vice President and Treasurer
                            (Principal Financial  Officer)




          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.



     Date                     Signature                     Title
-----------------    --------------------------    ---------------------------

June 8, 2001        By: /s/ Richard L. Loehr
                     --------------------------
                      Richard L. Loehr              Chairman & CEO